EXHIBIT 2.1
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                                                                  EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER

                                      among

                         BOSTON SCIENTIFIC CORPORATION,

                           SCIMED LIFE SYSTEMS, INC.,

                            CLAUDE ACQUISITION CORP.,

                          ADVANCED BIONICS CORPORATION,

                                  BIONICS TRUST

                                       and

    ALFRED E. MANN, JEFFREY H. GREINER, AND DAVID MACCALLUM, COLLECTIVELY IN
               THEIR CAPACITY AS THE STOCKHOLDERS' REPRESENTATIVE





                            Dated as of May 28, 2004




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                                TABLE OF CONTENTS
                                                                            PAGE

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.01 Definitions......................................................2

                                   ARTICLE II
                                   THE MERGER

SECTION 2.01 The Merger......................................................11
SECTION 2.02 Effective Time..................................................11
SECTION 2.03 Effect of the Merger............................................12
SECTION 2.04 Certificate of Incorporation; By-laws...........................12
SECTION 2.05 Directors and Officers..........................................12
SECTION 2.06 Conversion of Securities........................................12
SECTION 2.07 Employee Stock Options..........................................13
SECTION 2.08 Dissenting Shares...............................................14
SECTION 2.09 Information Statement...........................................15
SECTION 2.10 Election; Payment...............................................15
SECTION 2.11 Earn Out and Other Payments.....................................17
SECTION 2.12 Stockholders' Representative....................................19
SECTION 2.13 Transfer of German Subsidiary...................................20
SECTION 2.14 Withholding Rights..............................................20

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01 Organization and Qualification; Subsidiaries....................21
SECTION 3.02 Certificate of Incorporation and By-laws........................21
SECTION 3.03 Capitalization..................................................21
SECTION 3.04 Authority Relative to Agreement.................................22
SECTION 3.05 No Conflict; Required Filings and Consents......................22
SECTION 3.06 Permits; Compliance.............................................23
SECTION 3.07 Financial Information; Books and Records........................25
SECTION 3.08 Absence of Certain Changes or Events............................26
SECTION 3.09 Absence of Litigation...........................................26
SECTION 3.10 Employee Benefit Plans..........................................26
SECTION 3.11 Labor and Employment Matters....................................28
SECTION 3.12 Real Property; Title to Assets..................................29
SECTION 3.13 Intellectual Property...........................................30
SECTION 3.14 Taxes...........................................................31
SECTION 3.15 Environmental Matters...........................................34
SECTION 3.16 Material Contracts..............................................34
SECTION 3.17 Insurance.......................................................36
SECTION 3.18 Certain Business Practices......................................36

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SECTION 3.19 Interested-Party Transactions...................................37
SECTION 3.20 Internal Financial Controls.....................................37
SECTION 3.21 Brokers.........................................................38


                                   ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF PARENT, SCIMED AND PURCHASER

SECTION 4.01 Corporate Organization..........................................38
SECTION 4.02 Authority Relative to This Agreement............................39
SECTION 4.03 No Conflict; Required Filings and Consents......................39
SECTION 4.04 Brokers.........................................................40
SECTION 4.05 Financing.......................................................40
SECTION 4.06 Purchaser.......................................................40


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

SECTION 5.01 Employee Benefits Matters.......................................40
SECTION 5.02 Directors' and Officers' Indemnification and Insurance..........41
SECTION 5.03 Public Announcements............................................42
SECTION 5.04 Post-Merger Management of the Company...........................42
SECTION 5.05 Funding Requirements............................................47
SECTION 5.06 Key Employee Incentive Plan.....................................47
SECTION 5.07 Discharge of Indebtedness.......................................47
SECTION 5.08 Conduct of Business 47
SECTION 5.09 Certificate of Incorporation....................................48
SECTION 5.10 Bion License Agreement..........................................48
SECTION 5.11 Knowledge Prior to Effective Time...............................48


                                   ARTICLE VI
                                   TAX MATTERS

SECTION 6.01 Returns and Payments............................................48
SECTION 6.02 Tax Cooperation and Exchange of Information.....................48
SECTION 6.03 Conveyance Taxes................................................49
SECTION 6.04 Miscellaneous...................................................49


                                   ARTICLE VII
                                 INDEMNIFICATION

SECTION 7.01 Survival of Representations and Warranties......................49
SECTION 7.02 Indemnification by the Earn Out Recipients......................50
SECTION 7.03 Indemnification by Parent.......................................51
SECTION 7.04 Limits on Indemnification.......................................51
SECTION 7.05 Notice of Loss; Third Party Claims..............................52
SECTION 7.06 Hold-back and Set-off of Losses Against Earn Out Payments.......53
SECTION 7.07 Treatment of Adjustments........................................54
SECTION 7.08 Exclusive Remedy................................................55

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                                  ARTICLE VIII
                               GENERAL PROVISIONS

SECTION 8.01 Fees and Expenses...............................................55
SECTION 8.02 Amendment.......................................................55
SECTION 8.03 Waiver..........................................................55
SECTION 8.04 Notices.........................................................55
SECTION 8.05 Severability....................................................57
SECTION 8.06 Entire Agreement; Assignment....................................57
SECTION 8.07 Parties in Interest.............................................57
SECTION 8.08 Specific Performance............................................57
SECTION 8.09 Governing Law...................................................57
SECTION 8.10 Representations and Warranties of the Bionics Trust.............58
SECTION 8.11 Representations and Warranties of the Stockholders'
             Representative..................................................58
SECTION 8.12 Payment Obligations............................................ 58
SECTION 8.13 Waiver of Jury Trial............................................58
SECTION 8.14 Headings; Certain Construction Rules............................58
SECTION 8.15 Counterparts....................................................59


Exhibit A - Principal Stockholders

Exhibit B - Bionics Plan

Exhibit C - Knowledge Process

Exhibit D - Amended and Restated Certificate of Incorporation of the Company

Exhibit E - Directors and Officers of the Surviving Corporation

Exhibit F - Form of Earn Out Payment Annual Statement

Exhibit G - Certain Actions

Exhibit H - Actions of the Stockholders' Representative Requiring Consent

Exhibit I - Certain Individuals

Exhibit J - Trust Agreement

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     AGREEMENT AND PLAN OF MERGER, dated as of May 28, 2004 (this "Agreement"), among Boston Scientific Corporation, a Delaware corporation ("Parent"); Scimed Life Systems, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent ("Scimed"); Claude Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Scimed ("Purchaser"); Advanced Bionics Corporation, a Delaware corporation (the "Company"), the Bionics Trust, and Alfred E. Mann, Jeffrey H. Greiner, and David MacCallum (such persons acting together by majority vote, and any successor persons acting together by majority vote, being the "Stockholders' Representative").

     WHEREAS, the boards of directors of Parent, Scimed, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Scimed to acquire the Company upon the terms and subject to the conditions set forth herein, whereby each issued share of common stock, par value $0.01 per share, of the Company outstanding as of the Effective Time (a "Share") not owned by Parent, Scimed, Purchaser or the Company shall be converted into the right to receive the Merger Consideration (as defined in Section 2.06);

     WHEREAS, in furtherance of such acquisition, the board of directors of each of Parent, Scimed, Purchaser and the Company have approved this Agreement and declared its advisability and approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

     WHEREAS, the stockholders of the Company listed on Exhibit A (the "Principal Stockholders") have executed written consents, dated as of the date hereof (the "Written Consents"), adopting this Agreement;

     WHEREAS, certain stockholders of the Company have delivered proxies to the Company authorizing Alfred E. Mann to vote their shares on all matters;

     WHEREAS, the Company will begin, immediately after the execution of this Agreement, to solicit the consent of its stockholders to certain payments to be made in connection with the Merger that would be subject to the excise tax imposed under Section 4999 of the Code if paid without approval by the stockholders of the Company in accordance with the stockholder approval requirements set forth in the regulations under Section 280G of the Code; and

     WHEREAS, the Company has entered into agreements with certain Optionholders pursuant to which the Company has, effective immediately prior to the consummation of the Merger, reduced the exercise price of such Optionholders' Company Stock Options.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Scimed, Purchaser, the Company, the Bionics Trust and the Stockholders' Representative hereby agree as follows:

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                                    ARTICLE I
                                   DEFINITIONS

     SECTION 1.01 Definitions. (a) For purposes of this Agreement:

     "Additional Earn Out Payment" means (i) with respect to the period between January 1, 2005 and December 31, 2010, (A) $100 million at the first time that Aggregate Net Sales for the immediately preceding twelve-month period are in excess of $200 million, (B) $100 million at the first time that Aggregate Net Sales for the immediately preceding twelve-month period are in excess of $300 million, (C) $100 million at the first time that Aggregate Net Sales for the immediately preceding twelve-month period are in excess of $400 million, (D) $100 million at the first time that Aggregate Net Sales for the immediately preceding twelve-month period are in excess of $500 million, and (E) $100 million at the first time that cumulative Net Sales of BION Products for the immediately preceding twelve-month period exceed $100 million, and (ii) with respect to the period between January 1, 2011 and December 31, 2013, $200 million at the first time that Aggregate Net Sales (for the purposes of this clause (ii) counting the Net Sales of all Earn Out Product Categories without reference to any temporal limit on such categories contained in the definition of Earn Out Period) for the immediately preceding twelve-month period exceed $800 million. None of the payments described above in this definition will be payable unless the Gross Margin Percentage as of the end of the calendar month in which the applicable Aggregate Net Sales or Net Sales threshold is satisfied is equal to or greater than 65%; provided, that the applicable payment shall become payable if the Gross Margin Percentage is equal to or greater than 65% at the end of any calendar month during the twelve-month period immediately succeeding the month in which the applicable Aggregate Net Sales or Net Sales threshold is satisfied. If the Gross Margin Percentage is not equal to or greater than 65% at the end of, or during the twelve-month period following, the month in which an Aggregate Net Sales or Net Sales threshold is first satisfied, all rights with respect to the Additional Earn Out Payment relating to such threshold shall be forfeited. In addition to the payments described above, but not subject to the Gross Margin Percentage limitations described above, at the first time that cumulative Net Sales of the SCS2 IPG Product with Phase 3 leads exceed $10 million, Additional Earn Out Payments will become payable as follows:
(x) $30 million not later than the 45th day after the last day of the calendar month in which such Net Sales threshold is achieved, and (ii) $14.4 million on each of the next two Payment Dates.

     "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

     "Affiliated Group" means any consolidated, affiliated, combined or unitary group of corporations for federal, state, local and foreign Tax purposes with respect to which the Company or its Subsidiaries is or has been a member on or prior to the Effective Time.

     "Aggregate Net Sales" means, for any fiscal year (or twelve-month period ending on the last day of a calendar month, as applicable) during the Earn Out Period, the aggregate Net Sales of Earn Out Products in all Earn Out Product Categories during such period.

     "ANSI Litigation" means the lawsuit filed on April 21, 2004 by Advanced Neuromodulation Systems, Inc. against the Company.

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     "Auditory Products" means auditory products and related hardware, software, tools, accessories and services developed by or on behalf of the Company, the Surviving Corporation or any of their respective Subsidiaries.

     "Base Earn Out Payment" means, for any fiscal year during the Earn Out Period, the product of (a) three, and (b) the sum of the positive differences, calculated separately for each of the Earn Out Product Categories, between Net Sales of such Earn Out Products in such fiscal year during the Earn Out Period, and the highest Net Sales of such Earn Out Products in any previous fiscal year; provided, that for any of the 2005, 2006, 2007, 2008, 2009 or 2010 fiscal years in which Aggregate Net Sales in such fiscal year do not exceed 120% of Aggregate Net Sales in the immediately preceding fiscal year, "Base Earn Out Payment" shall mean the product of (i) three and (ii) the positive difference between Aggregate Net Sales in such fiscal year and Aggregate Net Sales in the immediately preceding fiscal year.

     "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

     "Bionics Trust" means that certain trust created by the Trust Agreement.

     "BION Products" means microstimulator products and related hardware, software, tools, accessories and services developed by or on behalf of the Company, the Surviving Corporation or any of their respective Subsidiaries.

     "Bionics Plan" means the financial plan attached hereto as Exhibit B, excluding the licensing fees and royalties included in BION Emerging Indications.

     "Bion License Agreement" means that certain License Agreement dated May 28, 2004, by and between the Company and the Alfred Mann Foundation relating to battery-powered BION Products.

     "business day" means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York, Boston or Los Angeles.

     "Cash Consideration" means $21 in cash.

     "Cash Election" means an election to receive the Cash Consideration.

     "Cash Option" means each Company Stock Option with respect to which a Cash Option Election is made or deemed to have been made (subject to adjustment pursuant to Section 2.06(e)).

     "Cash Option Election" means an election to receive the applicable Cash Option Payment.

     "Cash Option Payment" means, with respect to any Company Stock Option, an amount equal to the excess of the Cash Consideration over the per Share exercise price of such Company Stock Option.

     "Cash Payment Share" means each Share with respect to which a Cash Election is made, or no election is made (subject to adjustment pursuant to Section 2.06(e)).

     "CGCL" means the General Corporation Law of the State of California.

     "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

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     "Company Intellectual Property" means the Company Licensed Intellectual
Property and the Company Owned Intellectual Property.

     "Company Licensed Intellectual Property" means each item of Intellectual Property licensed to the Company or its Subsidiaries pursuant to the Licenses.

     "Company Owned Intellectual Property" means Intellectual Property owned by the Company or its Subsidiaries.

     "Company Software" means Software (i) material to the operation of the business of the Company or its Subsidiaries, including all computer software and databases (A) operated by the Company or its Subsidiaries on its web sites, (B) used by the Company or its Subsidiaries in connection with processing customer orders, storing customer information or storing or archiving data, or (C) used in the operation of, or embedded, in the Earn Out Products and (ii) owned, distributed, sold, licensed or marketed by the Company or its Subsidiaries.

     "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     "Conveyance Taxes" means sales, use, value added, transfer, stamp, share, stock transfer, real property transfer or gains or other similar Taxes.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to Parent in connection with this Agreement.

     "DP Products" means drug pump products and related hardware, software, tools, accessories and services developed by or on behalf of the Company, the Surviving Corporation or any of their respective Subsidiaries.

     "Earn Out Cash Amount" means $11.00 in cash.

     "Earn Out Consideration" means (a) the Earn Out Cash Amount plus (b) an Earn Out Right.

     "Earn Out Election" means an election to receive the Earn Out
Consideration.

     "Earn Out Expense Fund" means a cash fund established and maintained pursuant to the Trust Agreement in an amount that the Stockholders' Representative determines to be reasonably necessary, pursuant to Section 2.11(h), for it to pay for costs and expenses arising out of the performance of its duties under this Agreement.

     "Earn Out Option" means each Company Stock Option with respect to which an Earn Out Option Election is made or deemed to have been made (subject to adjustment pursuant to Section 2.06(e)).

     "Earn Out Option Consideration" means (a) the applicable Earn Out Option Payment plus (b) an Earn Out Right.

     "Earn Out Option Election" means an election to receive the Earn Out Option Consideration.

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     "Earn Out Option Payment" means, with respect to any Company Stock Option, an amount equal to the excess of the Earn Out Cash Amount over the per Share exercise price of such Company Stock Option.

     "Earn Out Payment" means 75% times any Base Earn Out Payment and/or Additional Earn Out Payment, as applicable.

     "Earn Out Period" means (i) with respect to the Auditory Products and the IPG Products, the period from January 1, 2005 through December 31, 2010, and
(ii) with respect to the DP Products and the BION Products, the period from January 1, 2008 through December 31, 2013.

     "Earn Out Product Categories" means the following four categories of Earn Out Products: Auditory, BION, DP and IPG.

     "Earn Out Products" means Auditory Products, BION Products, DP Products and IPG Products that are developed or sold by or on behalf of the Company or the Surviving Corporation, as applicable, or its Subsidiaries during the applicable Earn Out Period.

     "Earn Out Recipient" means each holder of an Earn Out Right.

     "Earn Out Right" means the right to receive from Bionics Trust, in accordance with this Agreement and the Trust Agreement and without further conditions, an amount equal to the quotient obtained by dividing (i) the Earn Out Payments, less any amounts retained pursuant to the terms of this Agreement in respect of Claimed Amounts, Off-Setting Amounts, fees of the Independent Accounting Firm, fees of the committee described in Section 5.04(g), amounts to fund the incentive plan pursuant to Section 5.06, and amounts to fund the Earn Out Expense Fund, plus any interest earned on the Trust Assets, as defined in, and in accordance with, the Trust Agreement by (ii) the sum of the number of Earn Out Shares and Earn Out Options; provided, that (x) the amount of any Earn Out Payment paid by the Bionics Trust to each Earn Out Recipient pursuant to this Agreement and the Trust Agreement shall be reduced by the pro rata amount of any payments made pursuant to Section 3.4 of the Trust Agreement, and (y) each Earn Out Right is subject to withholding and deduction in accordance with
Section 2.14.

     "Earn Out Share" means each share with respect to which an election to receive the Earn Out Consideration is made (subject to adjustment pursuant to Section 2.06(e)).

     "Environmental Laws" means any United States federal, state, local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

     "Fully Diluted Shares" means the number of Shares (other than Shares canceled pursuant to Section 2.06(b)), together with the aggregate number of shares of common stock of the Company that were subject to Company Stock Options outstanding immediately prior to the Effective Time (whether or not vested).

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     "GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the time periods involved.

     "Good Reason" means, with respect to any executive officer of the Surviving Corporation, any of the following that is not cured by Parent or the Surviving Corporation within 30 days following such person's receipt of written notice thereof from such executive officer: (x) there has been effected any material adverse change in the position of such executive officer or a material diminution of such person's duties, responsibilities or authority, (y) there has been a reduction in such executive officer's annual salary or a failure to pay or to provide any material item of compensation or benefits to such executive officer then due, or (z) such executive officer has been required to relocate without such person's consent from such person's principal place of employment by more than fifty miles from such person's location as of the Effective Time.

     "Governmental Authority" means any United States or non-United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

     "Gross Margin Percentage" means, as of the end of any calendar month during the Earn Out Period, for the 12-month period preceding such date (x) the Surviving Corporation's gross margin for such 12-month period, calculated in accordance with GAAP applied on a basis consistent with the practices of the Company and its Subsidiaries prior to the date hereof, divided by (y) Aggregate Net Sales for such 12-month period; provided however that, for purposes of this calculation, there shall be deducted from the costs of the Surviving Corporation in calculating its gross margins and Aggregate Net Sales for such 12-month period (i) the costs associated with and Net Sales of any Earn Out Product (defined by Earn Out Product Category) that is substantially different in function or form from, or is manufactured in a substantially different manner than, any prior Earn Out Product in such Earn Out Product Category until twelve months after commercial launch of such Earn Out Product in the United States following the receipt of applicable regulatory approvals and (ii) any amounts payable pursuant to Section 7.02(e) in respect of such 12-month period.

     "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof;
(iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

     "Indebtedness" means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all

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obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (g) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such person and (i) all Indebtedness referred to in clauses (a) through (g) above secured by any encumbrance on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

     "Indemnified Party" means a Parent Indemnified Party or a Stockholder Indemnified Party, as the case may be.

     "Indemnifying Party" means the Stockholders pursuant to Section 7.02 or Parent pursuant to Section 7.03, as the case may be.

     "Independent Accounting Firm" means Grant Thornton, LLC or such other independent accounting firm as may be mutually acceptable to the Stockholders' Representative and Parent, provided that (i) no firm shall be the Independent Accounting Firm if that firm has, within five years before the time such firm is actually engaged to provide services under this Agreement, performed services for Parent, Mr. Alfred E. Mann, the Company or any of their respective affiliates and (ii) none of the Company, Mr. Mann, Parent or any of their respective affiliates shall engage the Independent Accounting Firm to provide services, other than to provide services under this Agreement, for at least eighteen months after such firm has performed services as the Independent Accounting Firm; provided, that it shall not be a breach of clause (ii) above if
(x) Parent, Mr. Mann or any of their respective affiliates acquires a person that prior to such acquisition used the Independent Accounting Firm for any services, and that Independent Accounting Firm continues to provide such services to the acquired person, or (y) the Independent Accounting Firm is acquired by another person that provides services to Parent, Mr. Mann or any of their respective affiliates and the acquiring person continues to provide services to such person.

     "Intellectual Property" means (i) United States and non-United States patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) Software, and (v) confidential and proprietary information, including trade secrets and know-how.

     "IPG Products" means implantable pulse generator products for the stimulation of the spinal cord or other nerves or muscles and related hardware, software, tools, accessories and services developed by or on behalf of the Company, the Surviving Corporation or any of their respective Subsidiaries.

     "knowledge of the Company" means the actual knowledge of Alfred E. Mann, Jeffrey H. Greiner, Ron Lebel, Van Harrison, Hugh Larsen, Bryant Gold, Jeff Goldberg or Russ Ramanayake, including knowledge obtained after completing the process described in Exhibit C.

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

     "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "Licenses" mean (i) licenses of Intellectual Property by the Company or its Subsidiaries to third parties, (ii) licenses of Intellectual Property by third parties to the Company or its Subsidiaries and (iii) agreements between the Company or its Subsidiaries and third parties relating to the development or use of Intellectual Property.

     "Mandatory Cash Option" means (i) any Company Stock Option vested pursuant to Section 2.07(a)(iii) that is held by any person who is a director of the Company and a holder, directly or indirectly, of more than 1% of the issued and outstanding Shares immediately prior to the Effective Time, (ii) any Company Stock Option held by any holder who is not either an employee or director of the Company immediately prior to the Effective Time or an individual listed on
Exhibit I or (iii) any Company Stock Option held by any individual not described in clause (i) but who is a "disqualified individual" (as defined in Section 280G of the Code) whose name is not included on the list of individuals that is submitted to Stockholders as part of the request for Stockholder approval of certain payments pursuant to the stockholder approval requirements of Treasury Regulations Section 1.280G-1 Q-A7.

     "Material Adverse Effect" means, when used in connection with the Company or its Subsidiaries, any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or
(ii) prevent or materially delay the consummation of the Transactions; provided, however, that the term "Material Adverse Effect" shall not include any event, circumstance, change or effect arising from general United States economic and market conditions or changes applicable to the industries and markets in which the Company and its Subsidiaries operate, so long as the Company and its Subsidiaries are not disproportionately affected by such changes relative to other industry participants.

     "Net Sales" means, with respect to any fiscal year (or twelve-month period ending on the last day of a calendar month, as applicable) during the Earn Out Period, net sales of Earn Out Products to unaffiliated third parties by Parent and its affiliates (including the Surviving Corporation), calculated in accordance with GAAP consistently applied by Parent across all similar product lines, which calculation shall generally consist of gross revenues including recurring royalty revenues received in respect of the Company's Intellectual Property, and 16.67% of any non-recurring payments received in respect of the Company's Intellectual Property, less (i) fees payable in connection with the sale of Earn Out Products to non-affiliated third parties at the request of customers (including group purchasing organization administration fees, warehousing and distribution fees, and electronic exchange fees or charges),
(ii) cash or product discounts, refunds, replacements, or credits granted to purchasers for the return of Earn Out Products or as reimbursement for damaged Earn Out Products, (iii) freight, postage, insurance and other shipping charges paid in connection with Earn Out Products, and (iv) sales and use taxes, customs, duties, and other governmental taxes or charges (except taxes or charges based on income), including any value added taxes incurred in connection with the sale of Earn Out Products; provided, that (i) for the fiscal year ending on December 31, 2004, Net Sales of Auditory Products shall be deemed to be $68,700,000; (ii) for all fiscal years ending on or before December 31, 2004, Net Sales of IPG Products shall be deemed to be $0; and (iii) for all fiscal years ending on or before December 31, 2007, Net Sales of each of DP Products and BION Products shall be deemed to be $0. For purposes of this definition, if an Earn Out Product is sold by Parent or its affiliates as a component in any kit or in combination with any other product ("Bundled Product"), the Net Sales for such Earn Out Product from the sales of the Bundled Product shall equal (i) the net sales of the Bundled Product (calculated in accordance with GAAP consistently applied across all similar product lines and otherwise in accordance with this definition) multiplied by (ii) the quotient obtained by dividing the average selling price for the Earn Out Product by the sum of the stand-alone average selling price for all products in the Bundled Product; provided, that in the event one or more products in the Bundled Product was not sold on a stand-alone basis in the relevant quarter, then fair market value of the relevant product shall be determined in good faith by Parent.

     "Per Claim Threshold" means (x) $200,000 for claims made before the Aggregate Threshold has been satisfied, and (y) $100,000 for claims made after the Aggregate Threshold has been satisfied.

     "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

     "Software" means computer software, programs and databases in any form, including Internet websites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation.

     "Stockholder" means a holder of Shares in the Company immediately prior to the Effective Time.

     "Subsidiary" or "Subsidiaries" of the Company or Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

     "Tax Returns" means any return, declaration, report, estimate, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

     "Taxes" shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges, (b) any liability for the payment of any Tax as a result of membership in any Affiliated Group and (c) any transferee or secondary liability in respect of any Tax (whether imposed by Law or contractual arrangement).

     "Trust Agreement" means the Trust Agreement of Bionics Trust dated May 28, 2004, a copy of which is attached as Exhibit J hereto.

                        (b) The following terms have the meaning set forth in the Sections set forth below:

            Defined Term                           Location of Definition
            ------------                           ----------------------
            ABC 401(k) Plan......................        ss. 5.01
            ABG..................................        ss. 2.13
            Action...............................        ss. 3.09
            Aggregate Threshold..................        ss. 7.04
            Agreement............................        Preamble
            Annual Statement.....................        ss. 2.11(a)
            Blue Sky Laws........................        ss. 3.05(b)
            Bona Fide Offer......................        ss. 7.06(c)
            Bundled Products.....................        Definition of Net Sales
            Certificate of Merger................        ss. 2.02
            Certificates.........................        ss. 2.10(b)
            Claimed Amount.......................        ss. 7.06(b)
            Company..............................        Preamble
            Company Licenses.....................        ss. 3.06(b)
            Company Permits......................        ss. 3.06(a)
            Company Stock Awards.................        ss. 3.03(a)
            Company Stock Option.................        ss. 2.07(a)
            Company Stock Option Plans...........        ss. 2.07(a)
            Delivered Tax Returns................        ss. 3.14(a)
            DGCL.................................        Recitals
            Dispute Notice.......................        ss. 2.11(c)
            Dissenting Shares....................        ss. 2.08(a)
            Effective Time.......................        ss. 2.02
            Election Date........................        ss. 2.10(b)
            Environmental Permits................        ss. 3.15
            ERISA................................        ss. 3.10(a)
            Excise Tax...........................        ss. 2.07(b)
            Executive Board......................        ss. 5.04(b)
            FCO..................................        ss. 3.05(b)
            FDA..................................        ss. 3.06(b)
            Financial Statements.................        ss. 3.07(a)
            Good Reason..........................        ss. 5.04(e)
            Information Statement................        ss. 2.09
            Intellectual Property Claim..........        ss. 7.02(d)
            Interim Financial Statements.........        ss. 3.07(a)
            IRS..................................        ss. 3.10(a)
            Law..................................        ss. 3.05(a)
            Lease Documents......................        ss. 3.12(b)

            Defined Term                           Location of Definition
            ------------                           ----------------------

            Letter of Transmittal................        ss. 2.10(b)
            Liens................................        ss. 3.12(d)
            Loss.................................        ss. 7.02
            Material Contracts...................        ss. 3.16(a)
            Member...............................        ss. 5.04(b)
            Merger...............................        Recitals
            Merger Consideration.................        ss. 2.06(d)
            Non-U.S. Benefit Plan................        ss. 3.10(g)
            Off-Setting Amount...................        ss. 7.06(a)
            Offer Notice.........................        ss. 7.06(c)
            Optionholders........................        ss. 2.07(a)
            Parent...............................        Preamble
            Parent Indemnified Party.............        ss. 7.02
            Paying Agent.........................        ss. 2.10(g)
            Payment Date.........................        ss. 2.11(e)
            Plans................................        ss. 3.10(a)
            Preferred Stock......................        ss. 3.03(a)
            Principal Stockholders...............        Preamble
            Proprietary Names....................        ss. 3.13(a)
            Purchaser............................        Preamble
            Quorum...............................        ss. 5.04(c)
            Scimed...............................        Preamble
            Share................................        Recitals
            Stockholder Indemnified Party........        ss. 7.03
            Stockholders' Representative.........        Preamble
            Surviving Trustee....................        ss. 2.13
            Surviving Trustee Agreement..........        ss. 2.13
            Surviving Corporation................        ss. 2.03
            Total Payments.......................        ss. 2.07(b)
            Third Party Claim....................        ss. 7.05(b)
            Transactions.........................        ss. 2.12(a)
            WARN.................................        ss. 3.10(f)
            Written Consents.....................        Recitals


                                   ARTICLE II
                                   THE MERGER

     SECTION 2.01 The Merger. In accordance with the DGCL, Purchaser shall be merged with and into the Company.

     SECTION 2.02 Effective Time. On June 1, 2004, at 12:05 p.m. Pacific Daylight Time, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL

(the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the "Effective Time").

     SECTION 2.03 Effect of the Merger. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 2.04 Certificate of Incorporation; By-laws. (a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit D attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

     (b) At the Effective Time, the by-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation, such by-laws, and this Agreement.

     SECTION 2.05 Directors and Officers. The directors and officers as listed on Exhibit E shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     SECTION 2.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

     (a) Subject to Section 2.06(e), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b) and any Dissenting Shares) shall be canceled and shall be converted automatically at the election of the holder of such Share, into:

          (i) For each Share that is an Earn Out Share, the right to receive from Bionics Trust the Earn Out Consideration; or

          (ii) For each Share that is a Cash Payment Share, the right to receive from Bionics Trust the Cash Consideration.

     (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Scimed, Parent or any direct or indirect wholly owned Subsidiary of Parent or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

     (c) Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (d) The amounts payable upon the conversion of the Shares pursuant to this
Section 2.06 are referred to collectively as the "Merger Consideration". As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.10, of the certificate that formerly evidenced such Share.

     (e) In the event that (i) fewer than 25% of the Fully Diluted Shares are Cash Payment Shares and Cash Options, a number of Earn Out Shares and Earn Out Options shall be deemed to be Cash Payment Shares and Cash Options, respectively, such that sum of the number of Cash Payment Shares and Cash Options is 25% of the Fully Diluted Shares or (ii) more than 25% of the Fully Diluted Shares are Cash Payment Shares and Cash Options, such number of Cash Payment Shares and Cash Options in excess of 25% of the Fully Diluted Shares shall be deemed to be Earn Out Shares and Earn Out Options, respectively, such that the sum of the number of Cash Payment Shares and Cash Options is 25% of the Fully Diluted Shares. Any reduction or increase in the number of Earn Out Shares, Cash Payment Shares, Earn Out Options or Cash Options, as the case may be, effected pursuant to this Section 2.06(e) shall be made on a pro rata basis among all of the Stockholders and Optionholders affected thereby; provided, that
(x) in no event shall any Mandatory Cash Option be deemed to be an Earn Out Option, and (y) the reduction of Cash Payment Shares and Cash Options if more than 25% of the Fully Diluted Shares are Cash Payment Shares and Cash Options shall be made first on a pro rata basis among Cash Options that were unvested until immediately prior to the Effective Time and held by employees (but not directors) of the Company or individuals listed on Exhibit I, and then pro rata among the remaining Cash Payment Shares and Cash Options (other than Mandatory Cash Options).

     (f) Subject to Section 2.06(e), Stockholders shall be permitted to elect to receive the Cash Consideration for some of their Shares and the Earn Out Consideration for other of their Shares, and, subject to Section 2.06(e) and
Section 2.10, Optionholders shall be permitted to elect to receive the Cash Option Payment for some of their Company Stock Options and the Earn Out Option Consideration for other of their Company Stock Options.

     SECTION 2.07 Employee Stock Options. (a) The Company has taken all necessary action (which action shall be effective as of the Effective Time), including obtaining the consent of the individual holders of Company Stock Options at the Effective Time (the

"Optionholders"), if necessary, to (i) terminate the Company's 2003 Stock Incentive Plan, 2001 Stock Incentive Plan, 2000 Stock Incentive Plan, 1999 Stock Incentive Plan, 1997 Stock Incentive Plan and 1994 Stock Incentive Plan, and the MRPA 2002 Stock Incentive Plan, each as amended through the date of this Agreement (the "Company Stock Option Plans") and (ii) cancel, as of the Effective Time, each vested or unvested option to purchase a Share granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised at the Effective Time, and (iii) vest, no later than immediately before the Effective Time, all outstanding and unvested Company Stock Options, including those held by non-employee directors of the Company.

     (b) Subject to Section 2.06(e), each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time shall be entitled to receive, in exchange for the cancellation of each such Company Stock Option:

          (i) For each Company Stock Option that is an Earn Out Option, the right to receive, without any further condition, from Bionics Trust the Earn Out Option Consideration; or

          (ii) For each Company Stock Option that is a Cash Option (which shall include each Mandatory Cash Option), the right to receive, without any further condition, from Bionics Trust the Cash Option Payment.

Notwithstanding anything to the contrary in this Agreement, to the extent that the payment of any consideration pursuant to this Agreement, either alone or together with other payments or distributions of any type (including any accelerated vesting or payment of stock options or other awards) (collectively, the "Total Payments") to or for any holder of Company Stock Options (other than any "disqualified individual" as defined in Section 280G(c) of the Code whose name is not included on the list of individuals that is submitted to Stockholders as part of the request for Stockholder approval of certain payments pursuant to the shareholder approval requirements of Treasury Regulation Section 1.280G-1 Q-A 7) is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1) less than the amount that would cause the Total Payments to be subject to the Excise Tax.

     SECTION 2.08 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by Stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who demand properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL or Chapter 13 of the CGCL (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such Stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262 or Chapter 13, except that all Dissenting Shares held by Stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Shares under such Section 262 or Chapter 13 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.10, of the certificate or certificates that formerly evidenced such Shares.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL or the CGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL or the CGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     SECTION 2.09 Information Statement. As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare an information statement (the "Information Statement") to be disseminated to the holders of Shares and Company Stock Options for purposes of informing them of the Transactions and giving them an opportunity to make, as applicable, the Earn Out Election, the Cash Election, the Cash Option Election, the Earn Out Option Election, or no election. Parent will cooperate with the Company in the preparation of the Information Statement, and the Company will give Parent and its counsel the opportunity to review all drafts thereof, and will accept all reasonable comments of Parent thereon. Each of Parent and the Company agrees to correct promptly any information provided by it for use in the Information Statement that shall have become false or misleading in any material respect, and the Company further agrees to take all reasonable steps to cause the Information Statement, as so corrected, to be disseminated to holders of Shares and Company Stock Options.

     SECTION 2.10 Election; Payment. (a) Each person who, immediately before the Effective Time, is (i) an Optionholder and either an employee or director of the Company or an individual listed on Exhibit I or (ii) a record holder of Shares shall be entitled, with respect to all or any portion of such Shares or Company Stock Options, to make, as applicable, an irrevocable Earn Out Election, Cash Election, Earn Out Option Election or Cash Option Election on or prior to the Election Date, on the basis hereinafter set forth; provided, that all Mandatory Cash Options shall be deemed to be Cash Options. Each person who, immediately before the Effective Time, is an Optionholder who is not either an employee or director of the Company or an individual listed on Exhibit I shall not be entitled to make any such elections and all Company Stock Options held by such persons shall be deemed to be Cash Options.

     (b) The Company shall prepare a letter of transmittal and election (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Surviving Corporation) (the "Letter of Transmittal") and such Letter of Transmittal shall be mailed by the Company with the Information Statement to the record holders of Shares and Company Stock Options on the date of this Agreement, which Letter of Transmittal shall be used
(1) by each record holder of Shares to evidence such holder's election to receive either the Earn Out Consideration or the Cash Consideration for any or all Shares held by such holder and (2) by each record holder of Company Stock Options to evidence such holder's election to receive either the Earn Out Option Consideration or the applicable Cash Option Payment for Company Stock Options held by such holder. Any such holder's election shall have been properly made only if the Surviving Corporation receives, on or prior to the date that is 30 days after the

Effective Time (the "Election Date"), a Letter of Transmittal properly completed and signed and, if applicable, accompanied by Certificates for the Shares to which such Letter of Transmittal relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Surviving Corporation. The Surviving Corporation shall provide to Parent copies of all Letters of Transmittal, accompanying Certificates, and any other documentation relating to such documents received from any holder of Shares or Company Stock Options as soon as practical upon receipt thereof. If any holder of Shares is unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

     (c) If no Letter of Transmittal is received with respect to any Shares or Company Stock Options in accordance with Section 2.10(b), or if the Surviving Corporation determines that any election is not properly made with respect to any Shares or Company Stock Options, such Shares or Company Stock Options shall be deemed to be Cash Payment Shares or Cash Options, as applicable, and shall be treated as Cash Payment Shares or Cash Options, as applicable, at the Effective Time and, subject to Section 2.06(e), such Shares or Options shall be converted into the right to receive the consideration in respect thereof in accordance with Section 2.06(a)(ii) or Section 2.07(b)(ii), as applicable.

     (d) The determination of the Surviving Corporation in its sole discretion shall be binding as to whether elections have been properly made or revoked pursuant to this Section 2.10 with respect to Shares and Company Stock Options and when elections and revocations were received by the Surviving Corporation. The Surviving Corporation shall also make all computations as to the proration contemplated by Section 2.06(e), and absent manifest error any such computation shall be conclusive and binding on the holders of Shares and Company Stock Options. The Surviving Corporation may establish such additional procedures as are consistent with this Section 2.10 for the implementation of the elections provided for herein as shall be necessary or desirable to fully effect such elections.

     (e) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

     (f) At the Effective Time, subject to Section 2.14, Scimed shall pay, or cause to be paid, to Bionics Trust an amount in cash equal to the sum of (i) the aggregate Cash Option Payments, (ii) $21 multiplied by the number of Cash Payment Shares, (iii) the aggregate Earn Out Option Payments and (iv) $11 multiplied by the number of Earn Out Shares. As soon as practicable, but in no event later than 45 days after the Effective Time, subject to Section 2.14, Bionics Trust will pay (i) for the benefit of each Stockholder (other than holders of Shares canceled pursuant to Section 2.06(b)), an amount equal to the sum of (A) the product of (1) the Cash Consideration multiplied by (2) the number of Cash Payment Shares (as adjusted pursuant to Section 2.06(e)) held by such Stockholder, and (B) the product of (1) the Earn Out Cash Amount multiplied by (2) the number of Earn Out Shares (as adjusted pursuant to Section 2.06(e)) held by such Stockholder, and (ii) for the benefit of each Optionholder, an amount equal to the sum of (A) the Cash Option Payments with respect to each Cash Option (as adjusted pursuant to Section 2.06(e)) held by such Optionholder, and (B) the Earn Out Option Payments with respect to each Earn Out Option (as adjusted pursuant to Section 2.06(e)) held by such Optionholder. Notwithstanding the foregoing, the amount paid for the benefit of each holder of Earn Out Shares and Earn Out Options pursuant to this Section 2.10 shall be reduced by a pro rata portion of up to $1,000,000, which will initially fund the Earn Out Expense Fund. To effect the foregoing payments, Bionics Trust may appoint an institution, reasonably satisfactory to Parent, as paying agent (the "Paying Agent") to make payment in accordance with Sections 2.10 and 2.11 to each Stockholder and Optionholder. In connection therewith, the Stockholders' Representative shall prepare the list of the payments to be paid to each Stockholder and Optionholder by Bionics Trust, and none of Parent, Scimed or any of their affiliates shall have any liability to any Stockholder or Optionholder in respect of such payments following payment by, or on behalf of, Scimed of the amount required by this Agreement to the Bionics Trust, and the Paying Agent shall not have any Liability to any Stockholder or Optionholder in respect of payments made by it to the extent such payments are made consistent with the Stockholders' Representative's list of payments.

     SECTION 2.11 Earn Out and Other Payments. (a) As soon as reasonably practicable, and in any event no later than 45 days after the end of each fiscal year during the Earn Out Period, Parent shall deliver, or cause to be delivered, to the Stockholders' Representative and each Member appointed by the Stockholders' Representative a statement (the "Annual Statement"), substantially in the form of Exhibit F to this Agreement, showing Parent's calculation of the Gross Margin Percentage and the Base Earn Out Payment, if any, payable with respect to such fiscal year.

     (b) If the Stockholders' Representative or any Member appointed by the Stockholders' Representative does not provide a Dispute Notice to Parent within 20 days after receipt of an Annual Statement, then the Earn Out Recipients shall be deemed to have accepted the Annual Statement.

     (c) If, within 20 days after receipt of an Annual Statement, the Stockholders' Representative or any Member appointed by the Stockholders' Representative notifies Parent (a "Dispute Notice") that such person disputes the calculation of the Base Earn Out Payment reflected therein, which Dispute Notice shall state the nature of the dispute in reasonable detail and identify the items and amounts in dispute, and if Parent and the Stockholders' Representative are unable within 30 days after receipt by Parent of a Dispute Notice to resolve any disputes, the Stockholders' Representative and Parent shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 30 business days after such submission, determine and report to Parent and the Stockholders' Representative upon such remaining disputed items, and such report shall be final, binding and conclusive on Parent and Bionics Trust. The fees and disbursements of the Independent Accounting Firm shall be allocated between Parent and Bionics Trust in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. The Earn Out Payment with respect to such Base Earn Out Payment shall be reduced by the amount of any such fees allocated to Bionics Trust.

     (d) During the period of any dispute provided for in Section 2.11(c), and at any time during the Earn Out Period (but no more frequently than annually and with respect to the immediately preceding fiscal year) at the reasonable request of the Stockholders' Representative, Parent shall provide the Stockholders' Representative and the Independent Accounting Firm reasonable access to the books, records, facilities and employees of the Surviving Corporation and, to the extent applicable, Parent, Scimed and their affiliates, and Parent and Scimed shall cooperate, and cause their affiliates and the Surviving Corporation to cooperate, with the Stockholders' Representative's accountants, to the extent reasonably required by the Stockholders' Representative, and the Independent Accounting Firm to investigate the basis for any such dispute.

     (e) Scimed shall pay, or cause to be paid, to Bionics Trust the required Earn Out Payment with respect to a Base Earn Out Payment, if any, with respect to a fiscal year during the Earn Out Period, within five business days after the latest of (i) the date such Annual Statement has been accepted by the Stockholders' Representative or deemed accepted by the Stockholders' Representative and (ii) the date all disputes with respect to such Annual Statement have been resolved in accordance with Section 2.11(c) (the later of such dates, whether or not a Base Earn Out Payment is payable, and the date of a payment with respect to Section 2.11(f) below, are referred to herein as a "Payment Date"); provided, however, that Scimed shall pay, or cause to be paid, the undisputed amount of any such Earn Out Payment no later than the 66th day following the end of any fiscal year.

     (f) Except as set forth in the final sentence of the definition of "Additional Earn Out Payment," any Earn Out Payments with respect to an Additional Earn Out Payment shall be paid, or caused to be paid, by Scimed to Bionics Trust not later than the 45th day after the last day of the calendar month in which that applicable Additional Earn Out Payment becomes payable pursuant to the definition of "Additional Earn Out Payment."

     (g) If, at the time of any payment pursuant to this Section 2.11, there are any Off-Setting Amounts or Claimed Amounts, then, subject to Section 7.06(b), such Off-Setting Amounts and Claimed Amounts shall be deducted from the portion of the payment otherwise payable to Bionics Trust under this Section 2.11.

     (h) If, at the time of any payment pursuant to this Section 2.11, the Earn Out Expense Fund contains an amount less than what the Stockholders' Representative determines to be reasonably necessary for the Stockholders' Representative to pay the costs and expenses arising out of the performance of its duties under this Agreement, then an amount sufficient to increase the Earn Out Expense Fund to that amount shall be deducted pro rata from any amounts otherwise payable by Bionics Trust to Earn Out Recipients and deposited into an account controlled by the Stockholders' Representative and identified in a notice from the Stockholders' Representative to the Trustee.

     (i) The Stockholders' Representative shall prepare the list of the Earn Out Payments to be paid to each Earn Out Recipient by Bionics Trust, and none of Parent, Scimed or any of their affiliates shall have any liability to any Earn Out Recipient in respect of any Earn Out Payment or portion thereof following payment of such amount by, or on behalf of, Scimed to the Bionics Trust (subject to any withholding and deduction under Section 2.14), and the

Paying Agent shall not have any Liability to any Stockholder or Optionholder in respect of payments made by it to the extent such payments are made consistent with the Stockholders' Representative's list of payments.

     SECTION 2.12 Stockholders' Representative. (a) The Letters of Transmittal shall provide that any Stockholder or Optionholder receiving consideration pursuant to this Agreement shall have agreed upon execution and delivery of the Letters of Transmittal, that the Stockholders' Representative, will be appointed as such person's Attorney-in-Fact and representative, with the obligations, power and authority (i) to do any and all things and to execute any and all documents or other papers, in each such person's name, place and stead, in any way in which each such person could do if personally present, in connection with this Agreement and the transactions contemplated by this Agreement (the "Transactions"), (ii) to amend, cancel or extend, or waive the terms of, this Agreement or any ancillary agreement and (iii) to act on behalf of Bionics Trust with respect to any claims (including the settlement thereof) made by Parent for indemnification pursuant to Article VII or any dispute arising under Section
2.11 ; provided, however, that without the written consent of the Earn Out Recipients who collectively hold more than 50% of the Earn Out Rights at such time, the Stockholders' Representative shall not take or approve any of the matters listed on Exhibit H; provided, further, that if the Stockholders' Representative has not completed a required solicitation of consent and notified Parent in writing of the results of such solicitation within 30 business days of written request by Parent seeking the consent of the Earn Out Recipients with respect to any of the matters listed on Exhibit H, such consent shall be deemed not to have been provided. The solicitation of any consent referred to in the preceding sentence shall be conducted by and at the expense of the Stockholders' Representative. The Principal Stockholders, each Stockholder and Optionholder that executes and delivers a Letter of Transmittal and each Earn Out Recipient shall be bound by all actions taken by the Stockholders' Representative consistent with this Section 2.12(a) in his, her or their capacity as the Stockholders' Representative, and neither Parent nor the Surviving Corporation shall be liable to any of the Stockholders or Earn Out Recipients for any action taken or omitted to be taken by it in such reliance or for any action taken or omitted to be taken by the Stockholders' Representative.

     (b) Any of the individuals constituting the Stockholders' Representative may resign at any time or be removed by the vote or written consent of Earn Out Recipients who collectively hold more than 50% of the Earn Out Rights; provided however, that such resignation or removal shall not be effective until such time as a successor to such individual shall have been elected. In the event of the death, resignation or removal of any of the individuals who constitute the Stockholders' Representative, a successor shall be elected (and may be removed and replaced) by the remaining individuals who constitute the Stockholders' Representative; provided that if no such individuals remain, such successor shall be elected (and may be removed and replaced) by the vote or written consent of Earn Out Recipients who collectively hold more than 50% of the Earn Out Rights at such time, such election (or removal and replacement) to become effective upon the written acceptance thereof by such new individual. Such election shall be conducted by the Earn Out Recipient who holds the greatest number of Earn Out Rights at such time who is willing to conduct the election, and shall be paid for by the Earn Out Recipients.

     (c) In connection with this Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders' Representative hereunder, the Stockholders' Representative shall incur no responsibility whatsoever to any Stockholder, Earn Out Recipient, or Bionics Trust by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct. Each Earn Out Recipient and Bionics Trust shall indemnify the Stockholders' Representative against all Losses arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholders' Representative hereunder. The Stockholders' Representative shall, at the expense of the Earn Out Recipients and Bionics Trust, be entitled to engage such counsel, experts and other agents and consultants as he or she shall deem necessary in connection with exercising his or her powers and performing his or her function hereunder.

     SECTION 2.13 Transfer of German Subsidiary. In the event that, immediately prior to the Effective Time, the waiting period under the German Act Against the Restraints of Competition has not expired or been terminated, the Company shall enter into an agreement (the "German Subsidiary Agreement") pursuant to which Parent and Scimed agree not to, and to cause their Subsidiaries not to, among other things (i) exercise any voting rights associated with the shares of Advanced Bionics GmbH ("ABG"), a German corporation and wholly owned Subsidiary of the Company, (ii) dismiss or appoint any members of the management of ABG , or (iii) otherwise seek to influence the business decisions of the current management as of the Effective Time until such time that the transfer of ABG may be legally consummated pursuant to the German Act Against Restraints of Competition. The German Subsidiary Agreement shall provide, among other things, that during such period, the business of ABG will be conducted in the ordinary course consistent with past practice and that none of the Company or any of its Subsidiaries shall cause ABG to make any distributions or dividends.

     SECTION 2.14 Withholding Rights. Each of Parent, Scimed and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any Law. To the extent that amounts are so withheld and properly paid to the appropriate tax authority, such amounts shall be treated for purposes of this Agreement as having been paid to the holder of the securities or rights in respect of which such deduction and withholding was made. The Stockholders' Representative and the Bionics Trust shall provide reasonable assistance to Parent, Scimed and the Surviving Corporation in connection with the determination of amounts required to be deducted and withheld and compliance with related information reporting requirements.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Parent, Scimed and Purchaser to enter into this Agreement, and subject to the exceptions set forth in the appropriate section or subsection of the Disclosure Schedule specifically identified as relating to the applicable representation and warranty in this

Article III, the Company hereby represents and warrants to Parent, Scimed and Purchaser as follows:

     SECTION 3.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect.

     (b) A true and complete list of the Subsidiaries of the Company, together with the jurisdiction of incorporation of such Subsidiaries, the percentage of the outstanding capital stock of each such Subsidiary owned by the Company and each other Subsidiary of the Company, and the names of the directors and officers of each such Subsidiary, is set forth in Section 3.01 of the Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 3.02 Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect. None of the Company or its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

     SECTION 3.03 Capitalization. (a) The authorized capital stock of the Company consists of 80,000,000 Shares and 1,000,000 shares of preferred stock, with a par value of $.01 per share ("Preferred Stock"). As of the date of this Agreement (i) 49,390,526 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 0 Shares are held in the treasury of the Company and (iii) 8,124,890 Shares are reserved for future issuance pursuant to outstanding Company Stock Options (the "Company Stock Awards") granted pursuant to Company Stock Option Plans. As of the date of this Agreement, no shares of Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03 there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or its Subsidiaries or obligating the Company or its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or its Subsidiaries. Section 3.03 of the Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding on the date of this Agreement: (i) the number of Shares subject to such Company Stock Award; (ii) the exercise or purchase price of such Company Stock Award; (iii) the date on which such Company Stock Award was granted; and (iv) the name of each Company Stock Award recipient and the particular plan pursuant to which such Company Stock Award was granted. The Company has made available to Parent accurate and complete copies of all Company Stock Option Plans pursuant to which the Company has granted Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding Shares, all outstanding Company Stock Options and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

     (b) The stock register of the Company accurately records: (i) the name and address of each person owning Shares and (ii) the certificate number of each certificate evidencing Shares, the number of Shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

     (c) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

     SECTION 3.04 Authority Relative to Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its Stockholders are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties to this Agreement, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms. The board of directors of the Company has unanimously approved this Agreement and the Principal Stockholders (holding in the aggregate Shares constituting more than 50% of the outstanding Shares) have duly executed the Written Consents. No state takeover statute is applicable to the Merger.

     SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or by-laws or any equivalent organizational documents of the Company or its Subsidiaries, (ii) assuming that all consents, approvals and other authorizations described in
Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any United States or any non-United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any property or asset of the Company or its Subsidiaries is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or order of, action by, filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) clearance from the German Federal Cartel Office (BUNDESKARTELLAMT) ("FCO") or the lapse of the relevant waiting period without the FCO having taken any action against or to further investigate the Merger within the statutory period and (iv) the filing and recordation of appropriate merger documents as required by the DGCL. All of the approvals or clearances described in clauses (i) and (ii) of this subsection (b) have been obtained.

     SECTION 3.06 Permits; Compliance. (a) Each of the Company and its Subsidiaries is in possession of all registrations, franchises, grants, authorizations (including marketing authorizations), licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or its Subsidiaries to manufacture, market, sell or distribute the Earn Out Products that are manufactured, marketed, sold or distributed, or to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Except as would not have a Material Adverse Effect, neither the Company nor its Subsidiaries is in conflict with, or in default, breach or violation of (i) any Law (other than Laws related to the representations and warranties in Section 3.06(h), 3.14 or Section 3.18, which are solely the subject of such representations and warranties) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected or (ii) any Company Permit to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any property or asset of the Company or its Subsidiaries is bound.

     (b) (i) With respect to the Earn Out Products, (A) the Company and its Subsidiaries have obtained, unless otherwise exempt, all necessary and applicable material approvals for the operation of its business as currently conducted, and all material clearances, authorizations, licenses and registrations required by any Governmental Authority, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Earn Out Products with respect to each Earn Out Product, in each case to the extent necessary and applicable to the Company's business as currently conducted (collectively, the "Company Licenses"); (B) the Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of each Company License and with all Law (other than Laws related to the representations and warranties in Section 3.06(h), 3.14 or Section 3.18, which are solely the subject of such representations and warranties) pertaining to the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Earn Out Products with respect to each Earn Out Product which is not required to be the subject of a Company License; (C) the Company and its Subsidiaries are in compliance in all material respects with all Laws regarding registration, license, certification for each site at which an Earn Out Product is manufactured, labeled, sold or distributed; and (D) to the extent any Earn Out Product has been exported from the United States, the Company has exported such Earn Out Product in compliance in all material respects with Law; (ii) with respect to all manufacturing operations relating to an Earn Out Product performed by, and on behalf of, the Company, such manufacturing operations have been and are being conducted in all material respects in compliance with applicable current good manufacturing practices and regulations issued by the U.S. Food and Drug Administration (the "FDA") and, to the extent applicable, counterpart regulations in the European Union and all other countries where compliance is required; (iii) all non-clinical and clinical laboratory studies of Earn Out Products under development, sponsored by the Company and intended to be used to support regulatory clearance or approval, have been and are being conducted (A) to the extent applicable, in compliance in all material respects with the current good laboratory practice regulations of Governmental Authorities in the United States and (B) to the extent applicable, counterpart regulations in the European Union and all other countries; and (iv) the Company and its Subsidiaries are in compliance in all material respects with all applicable reporting requirements for all Company Licenses or plant registrations described in clause (i) above, including applicable adverse event reporting requirements in the United States and outside of the United States under Law.

     (c) To the knowledge of the Company, no filing or submission to the FDA or any other Governmental Authority with regard to the Earn Out Products that is the basis for any approval or clearance contains any material omission or materially false information.

     (d) The Company is in material compliance with all FDA and non-United States equivalent agencies and similar state and local Laws of any Governmental Authority applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to Earn Out Products. The Company has filed with the applicable Governmental Authority all applicable adverse event reports related to Earn Out Products, including any Medical Device Reports (as defined in 21 CFR 803).

     (e) The Company has not received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Earn Out Products or (ii) otherwise alleging any violation of any Laws by the Company.

     (f) None of the Company, any Subsidiary of the Company, Alfred E. Mann, Jeffrey Greiner or Jeffrey Goldberg, or, to the knowledge of the Company, any other director or employee of the Company or any Subsidiary of the Company (i) has been convicted of, charged with or, to the knowledge of the Company, investigated for a Medicare, Medicaid or state health program-related offense,
(ii) since January 1, 2003, has been convicted of, charged with or, to the knowledge of the Company, investigated for a violation of Law related to fraud, theft, embezzlement, financial misconduct or obstruction of an investigation,
(iii) has been excluded or suspended from participation in Medicare, Medicaid or any federal or state health program, or (iv) since January 1, 2003, has been subject to any order or any criminal or civil fine or penalty imposed by any Governmental Authority with respect to any such Medicare, Medicaid or any other federal or state health care program.

     (g) The Company has not received any notices, citations or decisions by any Governmental Authority that the Company or any Subsidiary fails to meet any applicable standards promulgated by such Governmental Authority for which a plan of correction has not been accepted.

     (h) To the knowledge of the Company, (i) none of the Company or any Subsidiary has engaged in any activities that violate in any material respect Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a-7a and 7b, or the regulations promulgated pursuant to such statutes, or comparable state or local Law or applicable codes; (ii) there is no arrangement providing for any rebates, kickbacks or other forms of compensation to be paid to any person or entity in return for the referral of business or for the arrangement for recommendation of such referrals that is unlawful in any material respect; and (iii) none of the Company or any Subsidiary has any financial arrangement which render any of its billings unlawful pursuant to any Law in any material respect.

     SECTION 3.07 Financial Information; Books and Records. (a) True and complete copies of the audited consolidated balance sheet of the Company for each of the three fiscal years ended as of December 31, 2003, 2002, 2001, and the related audited consolidated statements of income, retained earnings, stockholders' equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of Deloitte & Touche (collectively referred to herein as the "Financial Statements"), and the unaudited consolidated balance sheet of the Company as of March 31, 2004, and the related consolidated statements of income, retained earnings, stockholders' equity and changes in financial position of the Company (collectively referred to herein as the "Interim Financial Statements") have been delivered by the Company to Parent. The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries, (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and its Subsidiaries subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and that the Interim Financial Statements are delivered without notes, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and its Subsidiaries and the results of the operations of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments.

     (b) There are no Liabilities of the Company or its Subsidiaries, other than Liabilities (i) reflected or reserved against on the Financial Statements or the notes thereto, (ii) not required to be disclosed on financial statements prepared in accordance with GAAP or in the notes thereto, (iii) set forth in
Section 3.07 of the Disclosure Schedule or (iv) incurred since December 31, 2003 in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries and which do not have a Material Adverse Effect.

     (c) The Indebtedness of the Company and its Subsidiaries does not exceed $12,000,000. Alfred E. Mann has agreed with the Company that he will not convert any remaining Indebtedness held by him as of the Effective Time into Shares or other equity securities of the Company or its Subsidiaries. Other than Indebtedness between the Company and Alfred E. Mann or his affiliates, the Company and its Subsidiaries have no Indebtedness to any person. For purposes of this Section 3.07(c), Indebtedness does not include ordinary course accounts payable of the Company and its Subsidiaries owed to third parties that are not affiliates of Mr. Mann or the Company.

     SECTION 3.08 Absence of Certain Changes or Events. Since December 31, 2003, except as expressly contemplated by this Agreement (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect and (c) none of the Company or its Subsidiaries has taken any action listed in Exhibit G.

     SECTION 3.09 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, or any property or asset of the Company or its Subsidiaries. None of the Company or its Subsidiaries nor any property or asset of the Company or its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

     SECTION 3.10 Employee Benefit Plans. (a) Section 3.10 of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or its Subsidiaries is a party, with respect to which the Company or its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by the Company or its Subsidiaries for the benefit of any current or former consultant, employee, officer or director of the Company or its Subsidiaries (collectively, the "Plans"). Each Plan is in writing and the

Company has made available to Parent a true and complete copy of each Plan and has delivered to Parent a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual reports on Internal Revenue Service ("IRS") Form 5500 for each such Plan, and (iv) the most recently received IRS determination letter for each such Plan. Except as provided for in this Agreement, none of the Company or its Subsidiaries has any express or implied commitment, whether legally enforceable or not, (A) to create, incur any material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any contract or agreement to provide compensation or benefits to any individual, or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) None of the Company or its Subsidiaries has now or at any time contributed to, sponsored, or is (i) an employee pension benefit plan (within the meaning of Section 3(2) of ERISA), whether or not intended to be qualified pursuant to Section 401(a) of the Code or whether or not subject to Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or its Subsidiaries could incur liability under Section 4063, Section 4064, Section 4069 or Section 4212(c) of ERISA. None of the Plans (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction or (C) obligates the Company or its Subsidiaries to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Except as required under Part 6 of Title 1 Subtitle B of ERISA or similar state law, none of the Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, officer or director of the Company or its Subsidiaries.

     (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

     (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan.

     (e) All contributions, premiums or payments required to be made with respect to any Plan have been made. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

     (f) The Company and its Subsidiaries are in compliance with the Requirements of the Workers Adjustment and Retraining Notification Act and any similar state or local Law ("WARN") and have no liabilities pursuant to WARN.

     (g) In addition to the foregoing, with respect to each Plan that is not subject to United States Law (a "Non-U.S. Benefit Plan"):

          (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

          (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement, with respect to all current and former participants in such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

          (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan is now and always has been operated in full compliance with all applicable non-United States laws.

     SECTION 3.11 Labor and Employment Matters. (a) (i) There are no claims pending or, to the knowledge of the Company, threatened between the Company or its Subsidiaries, on the one hand, and any of their respective current or former employees or consultants, on the other hand, and the Company and its Subsidiaries have not experienced any strike, slowdown or work stoppage within the past three years, (ii) neither the Company nor its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees, (iii) there are no unfair labor practice complaints pending against the Company or its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or its Subsidiaries, and (iv) neither the Company nor its Subsidiaries (A) has any agreements or arrangements with or recognizes a trade union, works council, staff association or other body representing any of their current employees or (B) is involved in any ongoing industrial or trade dispute with any trade union, works council, staff association or other body representing any of their current employees and, to the knowledge of the Company, there are no circumstances that could reasonably be expected to give rise to any such dispute.

     (b) The Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or its Subsidiaries. Neither the Company nor its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or its Subsidiaries. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company's knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or its Subsidiaries has employed or employ any person.

     SECTION 3.12 Real Property; Title to Assets. (a) None of the Company or any of its Subsidiaries owns or formerly owned any real property.

     (b) Section 3.12 of the Disclosure Schedule lists each parcel of real property currently or formerly leased or subleased by the Company or its Subsidiaries, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or its Subsidiaries in connection therewith and each amendment to any of the foregoing and all ancillary documents pertaining thereto (collectively, the "Lease Documents"). True, correct and complete copies of all Lease Documents have been made available to Parent. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the knowledge of the Company, by the other party to such lease or sublease. Each parcel of real property leased by the Company or its Subsidiaries is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

     (c) The Lease Documents grant to the tenant thereunder the exclusive right to use and occupy the premises demised thereunder, and the Company has not entered into any lease or sublease granting any person the right to occupy or use (or the option to exercise the right to occupy or use) all or any portion of such premises.

     (d) Except with respect to Company Intellectual Property, each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens") against the Company, other than (A) Liens for current Taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (D) all matters of record, and (E) Liens and other imperfections of title and encumbrances that would not have a Material Adverse Effect.

     SECTION 3.13 Intellectual Property. (a) Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of (i) all U.S. and foreign patents and patent applications, (ii) all trademarks, service marks, trade names, brand names or the like, whether registered or unregistered (collectively, "Proprietary Names"), and registrations and applications for registration of such Proprietary Names in all countries of the world, (iii) all copyright registrations and applications for registration of copyrights, (iv) all domain names and applications for registration of domain names, (v) all Company Software (other than commercial off-the-shelf or shrink-wrap computer software), and (vi) all other Intellectual Property (other than items described in subclause (v) of the definition of "Intellectual Property" and copyrightable works prepared by the Company or its Subsidiaries in the ordinary course of business) included in Company Owned Intellectual Property and Company Licensed Intellectual Property.

     (b) Section 3.13(b) of the Disclosure Schedule sets forth a list of all Licenses, commitments and other agreements relating to Intellectual Property (other than licenses of commercial off-the-shelf or shrink-wrap computer software) to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their property is in any way bound.

     (c) (i) To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, and the use of the Company Intellectual Property in connection therewith, do not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or its Subsidiaries that the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently contemplated to be conducted conflicts with, infringes upon or may infringe upon, misappropriates or otherwise violates the Intellectual Property rights of any third party; (ii) with respect to each item of Company Owned Intellectual Property, the Company or its Subsidiaries is the exclusive owner of the entire right, title and interest in and to such Company

Owned Intellectual Property and, to the knowledge of the Company, is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business without limitation; (iii) to the knowledge of the Company, with respect to each item of Company Licensed Intellectual Property, the Company or its Subsidiaries has the valid right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (iv) to the knowledge of the Company, Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (v) to the knowledge of the Company, no person is engaging in any activity that infringes upon or misappropriates Company Owned Intellectual Property; (vi) to the knowledge of the Company, each License of Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such License, and is in full force and effect; (vii) to the knowledge of the Company, no party to any License of Company Licensed Intellectual Property is in breach thereof or default thereunder; (viii) the Company has not agreed to pay any royalties or other payments to any person with respect to any item of Company Owned Intellectual Property or Company Licensed Intellectual Property (except as set forth in the License governing such Company Licensed Intellectual Property, copies of which have been provided to Parent); and (ix) neither the execution of this Agreement nor the consummation of any Transaction shall result in the loss of any material rights or benefits of the Company or any Subsidiary in any agreement with respect to Company Intellectual Property.

     (d) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their trade secrets and other Intellectual Property.

     (e) All officers, management employees, consultants and technical and professional employees of the Company and its Subsidiaries are under written obligation to the Company or one of its Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and its Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

     (f) To the knowledge of the Company, to the extent that any inventions or Intellectual Property have been developed or created by any employee or independent contractor for the Company or its Subsidiaries, the Company or such Subsidiary has obtained ownership of, and all right, title and interest in, and is the exclusive owner of, any and all such inventions and Intellectual Property by operation of Law or by valid current assignment, to the fullest extent it is legally possible to do so.

     SECTION 3.14 Taxes. (a).Filing of Tax Returns and Payment of Taxes. The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by any of them and, subject to Section 3.14(i) below, each such Tax Return has been prepared in compliance with all applicable Laws. All Taxes that have become due and payable by the Company or its Subsidiaries have been timely paid, and none of the Company or its Subsidiaries is or will be liable for any additional Taxes in respect of any taxable period or any portion thereof ending on or before December 31, 2003 in an amount that exceeds the reserve set forth in Section 3.14 of the Disclosure Schedule. Any Taxes of the Company or its Subsidiaries arising after such date and at or before the Effective Time have been or will be incurred in the ordinary course of the Company's or its Subsidiaries' business. The Company and its Subsidiaries have delivered to Parent complete and accurate copies of all Tax Returns with respect to income Taxes filed by or with respect to it for the fiscal years 2000, 2001 and 2002 (the "Delivered Tax Returns"), and have delivered or made available to Parent all relevant documents and information with respect thereto, including work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by the Company or its Subsidiaries.

     (b) Deficiencies. No deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Governmental Authority against the Company or its Subsidiaries. There are no outstanding refund claims with respect to any Tax or Tax Return of the Company or its Subsidiaries.

     (c) Liens. There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company or its Subsidiaries.

     (d) Extensions to Statute of Limitations for Assessment of Taxes. None of the Company or its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Governmental Authority.

     (e) Extensions of the Time for Filing Tax Returns. None of the Company or its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return that has not yet been filed.

     (f) Pending Proceedings. There is no action, suit, Governmental Authority proceeding, or audit with respect to any Tax now in progress, pending, or, to the knowledge of the Company, threatened, against or with respect to the Company or its Subsidiaries.

     (g) No Failures to File Tax Returns. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not pay Tax or file Tax Returns that the Company or its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

     (h) Elections. All elections with respect to Taxes affecting the Company or its Subsidiaries that were not made in the Delivered Tax Returns are described in Section 3.14(i) of the Disclosure Schedule.

     (i) Net Operating Losses. Notwithstanding any other provision of this Agreement, except as provided in this Section 3.14(i), the Company makes no representation, warranty or covenant regarding (1) the availability or use of any Tax attributes of the Company or any of its Subsidiaries or (2) the accuracy or completeness of any Tax Return of the Company or any of its Subsidiaries, in either case, for purposes of completing any Tax Return filed by or with respect to the Company or any of its Subsidiaries for any taxable period beginning on or after the Closing Date. For United States federal income tax purposes, as of December 31, 2003, the Company and its Subsidiaries had net operating losses of at least $90,000,000, none of which will expire prior to December 31, 2009, and no more than $20,000,000 of which will expire prior to December 31, 2012. None of such net operating loss carryforwards, immediately before the Effective Time, will be subject to limitation under Sections 382 or 384 of the Code, or the federal consolidated return regulations, or any analogous provision of foreign, state, or local Tax Law.

     (j) Membership in Affiliated Groups, Liability for Taxes of Other Persons, Etc. None of the Company or its Subsidiaries has ever been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) (other than a group of which the Company was the parent corporation) or filed or been included in a combined, consolidated, or unitary Tax Return (other than a combined, consolidated, or unitary Tax Return of which the Company was the parent corporation). None of the Company or its Subsidiaries is a party to nor bound by any Tax sharing or allocation agreement. None of the Company or its Subsidiaries is currently liable, nor does the Company or any of its Subsidiaries have any potential liability, for the Taxes of another person (other than the Company and its current Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or comparable Law), (ii) as transferee or successor, or (iii) pursuant to a contract which deals primarily with Taxes).

     (k) Adjustments under Section 481. None of the Company or its Subsidiaries will be required, as a result of a change in method of accounting for any full or partial period ending on or before or including the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax Law) in Taxable income for any period ending on or after the Effective Time.

     (l) Withholding Taxes. The Company and its Subsidiaries have timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.

     (m) Permanent Establishments and Branches Outside the United States. None of the Company or its Subsidiaries has a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch in any country other than the United States.

     (n) U.S. Real Property Holding Corporation. The Company and its Subsidiaries are not and have not been a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii).

     (o) Safe Harbor Lease Property. None of the property owned or used by the Company or its Subsidiaries is subject to a Tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

     (p) Tax-Exempt Use Property. None of the property owned by the Company or its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (q) Security for Tax-Exempt Obligations. None of the assets of the Company or its Subsidiaries directly or indirectly secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and the Company and its Subsidiaries are not directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.

     (r) Section 341(f) Consent. None of the Company or its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or its Subsidiaries.

     (s) Parachute Payments, Etc. None of the Company or its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Section 280G.

     (t) Rulings. There are no outstanding rulings of, or requests for rulings by, any Governmental Authority addressed to the Company or its Subsidiaries that are, or if issued would be, binding on the Company or its Subsidiaries.

     (u) Divisive Transactions. None of the Company or its Subsidiaries has ever been either a "distributing corporation" or a "controlled corporation" in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.

     (v) Section 83(b) Elections. All persons who have purchased shares of the Company's or its Subsidiaries' stock that at the time of such purchase were subject to a substantial risk of forfeiture under Section 83 of the Code have timely filed (or are to timely file) elections under Section 83(b) of the Code and any analogous provisions of applicable state and local Tax Laws.

     SECTION 3.15 Environmental Matters. Except as would not have a Material Adverse Effect, (a) none of the Company or its Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly leased or operated by the Company or its Subsidiaries (including soils and surface and ground waters) is or has been contaminated with any Hazardous Substance as a result of releases of Hazardous Substances by the Company or its Subsidiaries or, to the knowledge of the Company, is or has been contaminated with any Hazardous Substance as a result of releases of Hazardous Substances by any person other than the Company or any of its Subsidiaries; (c) none of the Company or its Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances as a result of releases of Hazardous Substances by the Company or its Subsidiaries; (d) none of the Company or its Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including pending or threatened liens) as a result of releases of Hazardous Substances by the Company or its Subsidiaries; (e) each of the Company and its Subsidiaries has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits");
(f) each of the Company and its Subsidiaries has always been and is in compliance in all material respects with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Transactions will require the Company or its Subsidiaries to undertake any investigation, remediation or other action with respect to Hazardous Substances.

     SECTION 3.16 Material Contracts. (a) Section 3.16 of the Disclosure Schedule lists the following types of contracts and agreements to which the Company or its Subsidiaries is a party (such contracts and agreements as are required to be set forth in Section 3.16 of the Disclosure Schedule being the "Material Contracts"):

          (i) each contract and agreement, whether or not made in the ordinary course of business, that contemplates an exchange of consideration with a value of more than $500,000, in the aggregate, over the term of such contract or agreement;

          (ii) all contracts, arrangements and agreements evidencing Indebtedness in excess of $100,000;

          (iii) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

          (iv) all agreements relating to issuances of securities of the Company or its Subsidiaries other than pursuant to the Company Stock Option Plans;

          (v) all exclusive distribution contracts to which any of the Company or its Subsidiaries is a party;

          (vi) all leases of real property leased for the use or benefit of the Company or its Subsidiaries;

          (vii) all contracts relating in whole or in part to Intellectual Property pursuant to which the Company or its Subsidiaries obtains from any third party any Intellectual Property rights or the right to manufacture, distribute or sell any product of the Company, such Subsidiary or such third party;

          (viii) all contracts relating in whole or in part to Intellectual Property pursuant to which the Company or its Subsidiaries grants to any third party any Intellectual Property rights or the right to manufacture, distribute or sell any product of the Company, such Subsidiary or such third party;

          (ix) all distributor, dealer, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or its Subsidiaries is a party and any other contract that compensates any person based on any sales by the Company or its Subsidiaries;

          (x) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or its Subsidiaries or income or revenues related to any product of the Company or its Subsidiaries to which the Company or its Subsidiaries is a party;

          (xi) all contracts and agreements with any Governmental Authority to which the Company or its Subsidiaries is a party;

          (xii) all contracts and agreements that limit, or purport to limit, the ability of the Company or its Subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

          (xiii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or its Subsidiaries that relates to the Company, such Subsidiary or their respective businesses;

          (xiv) all agreements related to professional services rendered to the Company or its Subsidiaries in connection with this Agreement;

          (xv) all contracts and agreements in respect of, or relating to, clinical trials of Earn Out Products; and

          (xvi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or its Subsidiaries, or the absence of which would have a Material Adverse Effect.

     (b) (i) Each Material Contract is a legal, valid and binding agreement;
(ii) none of the Company or its Subsidiaries has received any claim of default under or cancellation of any Material Contract and none of the Company or its Subsidiaries is in breach or violation of, or default under, any Material Contract; (iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or its Subsidiaries under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts.

     SECTION 3.17 Insurance. (a) Section 3.17 of the Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or its Subsidiaries has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years (i) the names of the insurer, the principal insured and each named insured, (ii) the period, scope and amount of coverage and (iii) the premium charged. All material insurable risks of the Company and its Subsidiaries in respect of the businesses of each are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and its Subsidiaries are engaged.

     (b) With respect to each such insurance policy: (i) to the knowledge of the Company, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (ii) none of the Company or its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

     SECTION 3.18 Certain Business Practices. None of the Company, its Subsidiaries or any of their respective directors, officers, or employees (in their capacity as directors, officers, or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company's or such Subsidiary's business;
(b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) to the knowledge of the Company, made any payment to any customer or supplier of the Company or such Subsidiary, or given any other consideration to any such customer or supplier in respect of the Company's or such Subsidiary's business that violates applicable Law in any material respect.

     SECTION 3.19 Interested-Party Transactions(a) . (a) None of Alfred E. Mann or any officer or director of the Company or its Subsidiaries, no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, Alfred E. Mann or any officer or director, and no affiliate of Alfred E. Mann, has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or its Subsidiaries furnishes or sells, or proposes to furnish or sell;
(ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or its Subsidiaries, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 3.16 of the Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or its Subsidiaries. No stockholder or, to the knowledge of the Company, any affiliate of any stockholder has or has had, directly or indirectly, any contractual or other arrangement with the Company or its Subsidiaries. Ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 3.19. No officer, director or stockholder of the Company or its Subsidiaries or any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder has any Indebtedness to the Company or its Subsidiaries. None of the Company or its Subsidiaries has any liability or any other obligation of any nature whatsoever to any officer, director or stockholder of the Company or its Subsidiaries or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder.

     (b) The Company has entered into a supply agreement with Quallion LLC that provides that Quallion LLC shall not sell certain of its products to any person other than the Company. The Company has furnished a true and complete copy of such supply agreement to Parent. Such supply agreement is a Material Contract.

     (c) The Company has entered into three new licenses with the Alfred Mann Foundation. The Company has furnished a true and complete copy of such licenses to Parent. Each of those licenses is a Material Contract.

     (d) On April 14, 2004, the Company acquired Medical Research Products A.

     SECTION 3.20 Internal Financial Controls. (a) To the knowledge of the Company, the Company maintains and will continue to maintain until the Effective Time for the

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

Company and its Subsidiaries a standard system of accounting established and administered in accordance with GAAP.

     (b) (i) Since December 31, 2003, none of the Company or its Subsidiaries or any director, or officer, or, to the knowledge of the Company, any employee, accountant or auditor of the Company or its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices and procedures of the Company or its Subsidiaries or their respective internal accounting controls.

     (ii) To the knowledge of the Company, no attorney representing the Company or its Subsidiaries, whether or not employed by the Company or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or officer of the Company.

     (iii) Since December 31, 2003, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors or any committee thereof.

     (c) To the knowledge of the Company, no employee of the Company or its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. To the knowledge of the Company, none of the Company or its Subsidiaries, nor any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. ss. 1514A(a).

     SECTION 3.21 Brokers. Except as set forth below, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has retained Merrill Lynch & Co., Inc. or its affiliates to advise it in connection with the Transactions. The fees and expenses paid or to be paid to Merrill Lynch & Co. Inc. or its affiliates in connection with the Transactions shall not exceed $1,500,000 in the aggregate.

                                   ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF PARENT, SCIMED AND PURCHASER

     As an inducement to the Company to enter into this Agreement, Parent, Scimed and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

     SECTION 4.01 Corporate Organization. Each of Parent, Scimed and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent, Scimed or Purchaser from performing its obligations under this Agreement.

     SECTION 4.02 Authority Relative to This Agreement. Each of Parent, Scimed and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent, Scimed and Purchaser and the consummation by Parent, Scimed and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent, Scimed and Purchaser, and no other corporate proceedings on the part of Parent, Scimed or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent, Scimed and Purchaser and, assuming due authorization, execution and delivery by the other parties to this Agreement, constitutes legal, valid and binding obligations of each of Parent, Scimed and Purchaser enforceable against each of Parent, Scimed and Purchaser in accordance with its terms. The board of directors of Parent has approved this Agreement.

     SECTION 4.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent, Scimed and Purchaser do not, and the performance of this Agreement by Parent, Scimed and Purchaser will not, and the consummation of the Transactions by Parent, Scimed and Purchaser will not, (i) conflict with or violate the certificate of incorporation or by-laws of any of Parent, Scimed or Purchaser, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent, Scimed or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Scimed or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Scimed or Purchaser is a party or by which Parent, Scimed or Purchaser or any property or asset of any of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent, Scimed or Purchaser from performing its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by Parent, Scimed and Purchaser do not, and the performance of this Agreement by Parent, Scimed and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, (ii) the pre-merger notification requirements of the HSR Act,
(iii) clearance from the FCO or the lapse of the relevant waiting period without the FCO having taken any action against or to further investigate the Merger within the statutory period, and (iv) the filing and recordation of appropriate merger documents as required by the DGCL. All of the approvals or clearances described in clauses (i) and
(ii) of this subsection (b) have been obtained.

     SECTION 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Scimed or Purchaser.

     SECTION 4.05 Financing. At the Effective Time, either Parent, Scimed or Purchaser will have available the funds necessary to pay all Cash Consideration, Earn Out Cash Amounts, Cash Option Payments and Earn Out Option Payments payable pursuant to Section 2.10(g), and to pay all fees and expenses of Parent, Scimed and Purchaser in connection with the Merger.

     SECTION 4.06 Purchaser. Since the date of its incorporation, Purchaser has not carried on any business or conducted any operations and has no debts, Liabilities, obligations, restrictions, disabilities or duties other than the execution of this Agreement, and the performance of its obligations hereunder.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

     SECTION 5.01 Employee Benefits Matters. (a) Employees of the Surviving Corporation shall be eligible to participate in Parent's employee equity incentive plans beginning January 1, 2005, in a manner and level comparable to other similarly situated employees of Parent and its Subsidiaries. Employees of the Surviving Corporation shall be transitioned on a reasonable basis acceptable to the Executive Board to employee benefit plans of Parent and its Subsidiaries in a manner and level comparable to other similarly situated employees of Parent and its Subsidiaries not later than January 1, 2006. Parent shall grant all employees of the Surviving Corporation and its Subsidiaries credit solely for purposes of eligibility to participate and vesting under any employee benefit plan (as defined in Section 3(2) of ERISA) established or maintained for such employees for services accrued or deemed accrued (to the same extent as service with Parent or any of its Subsidiaries is taken into account with respect to similarly situated employees of Parent and its Subsidiaries) with the Company or its Subsidiaries prior to the Effective Time as if such service with the Company or its Subsidiaries was service with Parent or any of its Subsidiaries. Any group health plan of Parent shall, to the extent practicable, waive any pre-existing condition exclusion or actively-at-work requirements under any group health plan of Parent (except that no such waiver shall apply to a pre-existing condition or actively-at-work requirement with respect to any employee of the Company or its Subsidiaries (or related beneficiary) who was, as of the Effective Time, excluded from participation in a Plan by virtue of such pre-existing condition or actively-at-work requirement) and shall provide that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependent shall be taken into account for purposes of satisfying applicable annual deductible, coinsurance and maximum out of pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and its subsidiaries. To the extent permitted by law, employees of the Surviving Corporation shall continue to participate in, and shall be eligible to continue to make salary deferral contributions to, the Advanced Bionics Corporation 401(k) Plan (the "ABC 401(k) Plan") on and after the Effective Date, but only until such time as the Parent determines such employees shall commence participation in the Boston Scientific Corporation 401(k) Retirement Savings Plan, at which time such employees shall cease being eligible to make salary deferral contributions to the ABC 401(k) Plan.

     SECTION 5.02 Directors' and Officers' Indemnification and Insurance. (a) The Surviving Corporation and Parent shall (i) indemnify and hold harmless all past and present directors, officers and employees (in all of their capacities) of the Company and its Subsidiaries to the same extent such persons are indemnified as of the date hereof by the Company consistent with applicable Law and pursuant to the Company's certificate of incorporation and bylaws as in existence on the date hereof arising out of, relating to or in connection with acts or omissions occurring or alleged to have occurred prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), so long as such person gives the Surviving Corporation the opportunity to defend any such Action and does not effect any settlement without the Surviving Corporation's prior written consent, and (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provisions regarding the elimination of liability of directors and the indemnification of the indemnified parties that are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of the Company. Without duplication of any payments made under the foregoing provisions of this Section 5.02, Parent agrees that the Surviving Corporation's and Parent's obligations pursuant to this Section 5.02 shall be in addition to, and not in lieu of, the existing indemnification agreements between the Company and its officers and directors, copies of which have been provided to Parent prior to the date hereof.

     (b) The Surviving Corporation and Parent shall cause to be maintained in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with a reputable insurer of comparable credit quality of at least the same coverage containing terms and conditions that are no less advantageous in the aggregate to such persons) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation or Parent be required to expend pursuant to this Section 5.02(b) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $236,656 in the aggregate, and if the annual premium would exceed such maximum amount, the Surviving Corporation or Parent shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding the maximum amount).

     (c) In the event the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person and the Earn Out Recipients have not exercised their rights pursuant to Section 7.06(c), then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 5.02.

     (d) The Surviving Corporation or Parent shall pay all reasonable costs and expenses, including reasonable attorneys' fees, that may be incurred by any person in successfully enforcing the indemnity and other obligations set forth in this Section 5.02.

     SECTION 5.03 Public Announcements. Parent and the Company shall consult with each other before issuing the initial press release or other public statement with respect to this Agreement. Except as provided in Section 2.09, following the date of the initial press release, any press release or other public statement with respect to this Agreement, any Transaction or the business of the Surviving Corporation shall be made in accordance with Parent's disclosure policies.

     SECTION 5.04 Post-Merger Management of the Company. (a) Parent and the Company agree that the day-to-day management of the Surviving Corporation shall be conducted by the officers of the Surviving Corporation, who are initially the individuals set forth on Exhibit E, in accordance with the Bionics Plan; provided however that the Surviving Corporation shall at all times be subject to the corporate practices, policies and procedures of Parent, including in respect of corporate governance (subject to the processes set forth in this Section 5.04 with respect to the selection or termination of any executive officer, with the title of senior vice president or more senior, of the Surviving Corporation), internal financial controls, compensation and benefits policies, regulatory and legal compliance, clinical affairs, quality control and all policies, practices and controls relating to the protection of Intellectual Property or the defense or prosecution of claims relating to another person's Intellectual Property or products. Parent shall appoint an employee of Parent with an appropriate level of seniority and expertise to liaise with the Surviving Corporation and report to James Tobin and either Alfred E. Mann or Jeffrey H. Greiner (or their respective designees or successors as Chief Executive Officer or Co-Chief Executive Officer, as applicable), for purposes of identifying whether any particular Parent resources should be made available to the Surviving Corporation, and developing synergies between Parent and its affiliates, on the one hand, and the Surviving Corporation and its Subsidiaries, on the other hand, as well as assuming any other responsibilities jointly identified by Mr. Tobin and either Mr. Mann or Mr. Greiner (or any of their respective successors as Chief Executive Officer or Co-Chief Executive Officer, as applicable).

     (b) The parties shall establish at the Effective Time, an executive board (the "Executive Board"). Each of Parent and the Stockholders' Representative shall be entitled to designate three persons (each, a "Member") to the Executive Board. Parent's initial designees to the Executive Board are Fredericus Colen, Lawrence C. Best and David B. Milne, and the Stockholders' Representative's initial designees are Alfred E. Mann, Jeffrey H. Greiner and David Morley. Any vacancy on the Executive Board created by the resignation, incapacity or death of a Member shall be filled, (i) in the case of the resignation, incapacity or death of a Member designated by Parent, by an individual designated by Parent, and (ii) in the case of the resignation, incapacity or death of a Member designated by the Stockholders' Representative, an individual designated by the Stockholders' Representative. The filling of any and all vacancies of the Executive Board shall be made in accordance with this Section 5.04(b). The Executive Board may, at the option of Parent, be disbanded at any time after December 31, 2013.

     (c) The Executive Board shall meet at least quarterly. Additional meetings of the Executive Board may be held at any time, by written notice given by any Member to Parent, the

Stockholders' Representative and each other Member at least five days prior to the meeting. Subject to appropriate confidentiality provisions, the Members designated by the Stockholders' Representative may consult with and inform the Stockholders' Representative regarding the matters discussed at meetings of, and actions taken by, the Executive Board. No action shall be taken by the Executive Board without a Quorum. A "Quorum" shall consist of at least four Members, two of whom have been designated by Parent and two of whom have been designated by the Stockholders' Representative. All decisions of the Executive Board shall require the affirmative vote of all Members in attendance at the meeting at which a Quorum is present. The Executive Board may establish subcommittees or working groups that include non-Members; provided, however, such subcommittees and working groups shall not be empowered to make any binding decisions and shall be limited to making recommendations to the Executive Board.

     (d) Subject to the provisions of Sections 5.04(a) and 5.04(g), the Executive Board shall be responsible for the overall strategic direction and operations of the Surviving Corporation, and the officers of the Surviving Corporation in their day-to-day management of the Surviving Corporation shall be responsible to the Executive Board. In addition, the Executive Board shall specifically (i) consider modifications to the forecasts contained in the Bionics Plan, (ii) consider incremental funding requirements of the Surviving Corporation, (iii) consider new applications of the Surviving Corporation's technology (including third party alliances) and new product offerings not developed by or on behalf of the Surviving Corporation, (iv) consider the appropriate sales channels for the Earn Out Products following the occurrence of an event described in Section 5.04(f)(i) and fully participate in the training of any personnel involved in the sale of Earn Out Products through such sales channel, (v) resolve, if possible, disagreements that may arise in connection with this Agreement, (vi) determine whether, and if so, what, adjustments to any Earn Out Payment should be made if either the Intellectual Property of Parent or its Subsidiaries is incorporated into Earn Out Products or the Intellectual Property of the Company or its Subsidiaries is incorporated into products of Parent or its Subsidiaries other than Earn Out Products, and (vii) consider and take actions with respect to such other matters as the Stockholders' Representative and Parent may from time to time agree.

     (e) Subject to the provisions of Sections 5.04(a) and 5.04(g) and without limiting the provisions of Section 5.04(d), the parties hereto agree that, for the benefit of the Earn Out Recipients, without the approval of the Executive Board, neither Parent (including any of its affiliates) nor the Surviving Corporation shall, during the Earn Out Period:

          (i) license, or transfer in any manner whatsoever, any of the Surviving Corporation's Intellectual Property to any person other than Parent and its Subsidiaries, unless such license or transfer is necessary to settle an Action that substantively involves any Earn Out Product;

          (ii) cause the Surviving Corporation, directly or indirectly, to engage, participate or invest in any business outside the scope of its business as described in the Bionics Plan;

          (iii) set the pricing for any Earn Out Product below its fair market value; provided however that if any Earn Out Product is part of a Bundled Product, the price of such Earn Out Product can be discounted or reduced by Parent such that any products of

     Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) included in such Bundled Product are proportionately discounted or reduced and the Earn Out Product is not bearing a disproportionate amount of the overall reduction or rebate with respect to the Bundled Product; and provided further that Parent can offer to customers only discounts or rebates on Earn Out Products that are proportional to discounts and rebates offered to customers for similar products of Parent and its Subsidiaries other than Earn Out Products;

          (iv) appoint any executive officer of the Surviving Corporation other than those appointed pursuant to Section 5.04(g);

          (v) terminate the employment of any executive officer, with the title of senior vice president or more senior, of the Surviving Corporation or cause any such executive officer to have Good Reason to leave the Surviving Corporation;

          (vi) cause the Surviving Corporation to make any distributions or dividends other than cash dividends subject to 5.04(f)(ii);

          (vii) sell, or otherwise dispose of, directly or indirectly, through merger, consolidation, or otherwise in any transaction or series of transactions, 50% or more of the outstanding shares of common stock or outstanding voting interests, all or substantially all of the assets of the Surviving Corporation, or any of the Surviving Corporation's Intellectual Property that is material to any Earn Out Product;

          (viii) fail to conduct the business of the Surviving Corporation in accordance with Law in all material respects; or

          (ix) offer to any employee of the Surviving Corporation any transfer or other employment opportunity with Parent or any of its affiliates (other than the Surviving Corporation); provided, that the foregoing shall not apply to employees of Parent or any of its affiliates (other than the Surviving Corporation and its Subsidiaries) that are seconded to, or employed by, the Surviving Corporation or its Subsidiaries and shall not prohibit Parent or any of its affiliates from offering employment to any person who contacts them on his or her own initiative (including in response to a general solicitation) and without direct or indirect solicitation by Parent or its affiliates.

     (f) In addition, the Company and Parent agree that, during the Earn Out
Period:

          (i) if Parent or any of its affiliates acquires any entity that develops, markets or sells any neuromodulation product that is directly competitive with any of the Earn Out Products, the Members of the Executive Board appointed by the Stockholders' Representative may cause the Surviving Corporation to (A) continue to sell those Earn Out Products in a manner that is consistent with how such Earn Out Products were sold immediately prior to the occurrence of such event or (B) enter into an agreement with a third party distributor for the marketing and sale of such Earn Out Products; provided however that, at the request of the Stockholders' Representative, Parent shall consider in good faith whether, and, if so, to what extent, any sales force of such acquired entity should be used to sell such Earn Out Products, and if Parent determines to use such sales force in the sale of any Earn Out Products, such sales force will be appropriately qualified to sell such Earn Out Products; and

          (ii) if Parent causes the Surviving Corporation to make any distributions or dividends of cash, then, within 30 days of a request from the Members of the Executive Board appointed by the Stockholders' Representative based upon the reasonable determination of such Members that such funds are required to meet the cash flow needs of the Company, an amount up to or equal to the aggregate amount of such distributions and dividends (such amount to be determined by such Members in their reasonable discretion) shall be made available by Parent to the Surviving Corporation.

     (g) (i) Subject to the provisions of Section 5.04(a), in the event that the Executive Board cannot reach agreement on a matter, including any of the matters described in Section 5.04(e), the matter will be referred to Alfred E. Mann and James Tobin (or their successors as Chief Executive Officer or Co-Chief Executive Officer, as applicable) for resolution by them. If Messieurs Tobin and Mann, or their respective successors as Chief Executive Officer or Co-Chief Executive Officer, as applicable, cannot reach agreement, then Mr. Tobin (or his successor as Chief Executive Officer) shall decide the matter. If Mr. Mann (or his successor as Co-Chief Executive Officer) disagrees with the decision of Mr. Tobin (or his successor as Chief Executive Officer) with respect to such matter, he or she may notify Parent of that disagreement. If Mr. Mann and Mr. Tobin (or their respective successors as Chief Executive Officer or Co-Chief Executive Officer, as applicable) fail to reach agreement on how best to resolve such matter within 15 days of that notice, Mr. Mann (or his successor as Co-Chief Executive Officer) may refer such matter to a committee composed of three independent business people experienced in medical device businesses jointly selected by Mr. Mann and Mr. Tobin (or their respective successors as Chief Executive Officer or Co-Chief Executive Officer, as applicable). This committee shall act promptly to propose a resolution of such matter, but shall, in any event, propose a resolution of such matter within 30 days of the matter being referred to it. Each of Parent and the Stockholder' Representative shall have the opportunity to present its view of the appropriate resolution of such matter to such committee, orally or in writing as determined by such committee, and the costs and expenses of such committee shall be borne equally by Parent, on the one hand, and the Earn Out Recipients (as a reduction to the succeeding Earn Out Payment) on the other hand. Subsequent Earn Out Payments shall be reduced by the amount of any such costs and expenses allocated to the Earn Out Recipients. Each of the members of such committee shall be entitled to the privileges and immunities of arbitrators in connection with their action thereon. Any resolution proposed by such committee shall be nonbinding, and shall be inadmissible in evidence in any litigation among the parties or the Earn Out Recipients with respect to this Agreement.

     (ii) (A) If Mr. Tobin (or his successor as chief executive officer of Parent) makes a decision pursuant to Section 5.04(g)(i) over the objection of the Executive Board and Mr. Mann (or his successor as chief executive officer of the Surviving Corporation), and the Stockholders' Representative, on behalf of the Earn Out Recipients, wishes to challenge such decision, the Stockholders' Representative will have the burden of establishing that (x) such decision, based on the circumstances existing and reasonably foreseeable at the time of such decision and taking into account the reasonable business objectives of Parent and the Surviving Corporation, unreasonably adversely affected the ability of the Earn Out Recipients to realize the

Earn Out Payments, and (y) but for such decision, the Earn Out Payments would have been greater; provided that if, following such decision, Aggregate Net Sales and Gross Margin Percentage are consistent with the Bionics Plan for the applicable period (without considering any modifications to the Bionics Plan after the date of this Agreement), none of the Stockholders' Representative or any Earn Out Recipient will have any rights or remedies with respect to any such decision. The proviso in the foregoing sentence will not apply to any decision with respect to the restricted actions set forth in Sections 5.04(e)(i) and
(vii). Nothing in this Section 5.04(g)(ii)(A) is intended to limit the amount of damages that the Earn Out Recipients would be entitled to receive hereunder to the amount of Earn Out Payments that they would have received if the Aggregate Net Sales and Gross Margin Percentage were equal to the amounts set forth in the Bionics Plan for the applicable period (without considering any modifications to the Bionics Plan after the date of this Agreement).

     (B) If (w) Mr. Tobin (or his successor as chief executive officer of Parent) makes a decision pursuant to Section 5.04(g)(i) over the objection of the Executive Board and Mr. Mann (or his successor as chief executive officer of the Surviving Corporation) that relates to the ability of the Surviving Corporation to achieve the $100 million Net Sales amount set forth in clause
(i)(E) of the definition of "Additional Earn Out Payment," or (x) if Intellectual Property of the Surviving Corporation used to any material extent in any BION Product is used, directly or indirectly, to settle an Action that does not relate solely to one or more Earn Out Products, and (y) the Surviving Corporation does not achieve such Net Sales amount, and (z) the Stockholders' Representative, on behalf of the Earn Out Recipients, wishes to challenge such decision or action, the Stockholders' Representative will have the burden of establishing that (1) such decision or action, based on the circumstances existing and reasonably foreseeable at the time of such decision and taking into account the reasonable business objectives of Parent and the Surviving Corporation, unreasonably adversely affected the ability of the Earn Out Recipients to realize such Additional Earn Out Payment, and (2) but for such decision or action, such Additional Earn Out Payment would have been realized; provided that if Parent can establish that but for such decision or action the Aggregate Net Sales and Gross Margin Percentage set forth in the Bionics Plan (without considering any modifications to the Bionics Plan after the date of this Agreement) would not have been achieved for the applicable period, none of the Stockholders' Representative or any Earn Out Recipient will have any rights or remedies with respect to any such decision or action.

     (iii) In the event that Mr. Mann or Mr. Greiner cease to be a co-chief executive officer of the Company, Mr. Mann and Mr. Tobin (or his successor as Chief Executive Officer) shall jointly agree on whether there should be a successor to such person as co-chief executive officer, and, if so, the identity of such successor. In the absence or incapacity of Mr. Mann, Mr. Tobin (or his successor as Chief Executive Officer) and, so long as he continues to be the chief executive or principal officer of the Company, Mr. Greiner will jointly agree on the identity of the co-chief executive or principal officer of the Company. In the absence or incapacity of both Mr. Mann and Mr. Greiner, Mr. Tobin (or his successor as Chief Executive Officer) shall designate the chief executive or principal officer of the Company, following consultation with the Stockholders' Representative as to the identity and qualifications of such candidate; provided that if the Stockholders' Representative does not agree to the selection of such person as chief executive or principal officer, it may, at its option, refer such matter for resolution to the committee described in Section 5.04(g)(i) for resolution by such committee in accordance with such clause.

     (h) None of Parent or any of its affiliates, including the Surviving Corporation and its Subsidiaries, shall be liable to any Earn Out Recipient for any action taken or omitted to be taken by the Surviving Corporation at the direction, or with the approval, of the Executive Board.

     (i) The Surviving Corporation and Parent shall indemnify and hold harmless the members of the Executive Board, and shall use their commercially reasonable efforts to obtain insurance for such members, to the same extent as with respect to officers and directors of the Company pursuant to Section 5.02.

     (j) Each of Parent, Scimed, Purchaser, and the Surviving Corporation, on behalf of itself and its stockholders and affiliates, and the Stockholders' Representative on behalf of itself and the Earn Out Recipients, hereby irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any Action, any claim that the rights and obligations granted to the Executive Board pursuant this Section 5.04 constitute an impermissible delegation of management by the Surviving Corporation's Board of Directors, or otherwise violate applicable Law.

     SECTION 5.05 Funding Requirements. Scimed shall provide, or cause to be provided, to the Company cash in an amount reasonably sufficient to meet the external cash flow needs of the Company and its Subsidiaries in accordance with, and on the dates set forth in, the Bionics Plan up to and until December 31, 2006; provided, however, that Scimed shall not be obligated by this Section 5.05 to provide, or cause to be provided, any amount in excess of $100 million in the aggregate unless any such amount is approved by the Executive Board.

     SECTION 5.06 Key Employee Incentive Plan. In addition to the eligibility of employees of the Surviving Corporation to participate in Parent's employee equity incentive plans pursuant to Section 5.01 and in ordinary compensation and long term incentive plans of the Surviving Corporation, the Surviving Corporation shall implement a separate long term incentive plan for new and newly promoted existing employees of the Surviving Corporation in the amount of $10 million. Parent shall contribute $7.6 million to the Surviving Corporation to fund such plan in five equal installments in each of the 2005 through 2009 fiscal years; and Earn Out Payments paid in each of the 2005 through 2009 fiscal years shall be reduced by $2 million in each such fiscal year in respect of the Earn Out Recipients' portion of the funding of such plan. Any amounts so contributed that have not been spent by December 31, 2009 in accordance with this Section 5.06 shall revert, pro rata, to Parent and the Earn Out
Recipients.

     SECTION 5.07 Discharge of Indebtedness. As promptly as reasonably practicable, but in any event within 20 business days, after the Effective Time, Scimed shall repay, or cause to be repaid, the outstanding Indebtedness of the Company listed in Section 5.07 of the Disclosure Schedule.

     SECTION 5.08 Conduct of Business. From the date hereof until the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, take any action that would cause the representation and warranty contained in Section 3.08(c) not to be true if such action had been taken prior to the date hereof.

     SECTION 5.09 Certificate of Incorporation. Neither Parent, Scimed nor the Surviving Corporation shall amend or cause to be amended Section 2 of Article 5 or Article IX of the Certificate of Incorporation of the Surviving Corporation without the prior written consent of the Stockholders' Representative.

     SECTION 5.10 Bion License Agreement. The Surviving Corporation shall not amend the Bion License Agreement in any manner that will increase the amounts indemnifiable by the Earn Out Recipients pursuant to Section 7.02(e).

     SECTION 5.11 Knowledge Prior to Effective Time. To the extent that the Company becomes aware prior to the Effective Time of any fact or circumstance that would cause any of the representations or warranties in Article III,
Section 8.10 or Section 8.11 not to be true and correct or becomes aware that it has failed to comply with Section 5.08, the Company shall immediately notify the Parent thereof.

                                   ARTICLE VI
                                   TAX MATTERS

     SECTION 6.01 Returns and Payments. With respect to any Tax Returns relating to the Company and its Subsidiaries having a due date on or before the Effective Time or within 30 days thereafter, the Company shall provide Parent with a copy of such completed Tax Return together with appropriate supporting information and schedules at least 30 business days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Parent shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The Company shall reflect (or cause to be reflected) on such Tax Return any reasonable comments provided by Parent not less than five days prior to the due date (including any extensions thereof) for the filing of such Tax Return. With respect to such income Tax Returns for periods ending prior to the Effective Time, but with due dates (including any extension thereof) after the Effective Time, the Company shall prepare all such returns in a manner consistent with the Company's past practices (except to the extent that Company's counsel advises that there is no reasonable basis for a position or determines that a Tax Return cannot be so prepared without being subject to penalties), and shall deliver a copy of each such income Tax Return to the Stockholders' Representative 30 business days prior to the date of filing of each such Tax Return, and the Stockholders' Representative shall have the right to review and comment on each such Tax Return.

     SECTION 6.02 Tax Cooperation and Exchange of Information. The Stockholders' Representative, Parent, Scimed and the Bionics Trust shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Parent shall cause the Company and its Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Stockholders' Representative, Parent, Scimed and the Bionics Trust shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.01. Notwithstanding anything to the contrary hereto, each of the Stockholders and Parent shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its affiliates) relating to Tax matters of the Company or its Subsidiaries for all taxable periods prior to the Effective Time and any taxable periods beginning before and ending after the Effective Time until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (without regard to extensions) or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the applicable Stockholder shall dispose of any such documents in its possession (or in the possession of its affiliates), Parent shall be given an opportunity to remove and retain all or any part of such documents at its expense. Any information obtained under this Section 6.02 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

     SECTION 6.03 Conveyance Taxes. Any Conveyance Taxes payable in connection with the Transactions shall be borne by the Company or the Surviving Corporation, as applicable. The Company, after review by and consent of Parent, shall file such applications and documents as shall permit any such Conveyance Taxes to be assessed and paid on or prior to the Effective Time in accordance with any available pre-sale filing procedure. Parent shall execute and deliver all instruments and certificates necessary to enable the Company to comply with the foregoing.

     SECTION 6.04 Miscellaneous. From and after the date of this Agreement, none of the Company or the Stockholders shall, without the prior written consent of Parent, make, or cause or permit to be made, any Tax election that would affect the Company or its Subsidiaries.



                                   ARTICLE VII
                                 INDEMNIFICATION

     SECTION 7.01 Survival of Representations and Warranties. (a) The representations and warranties of the Company contained in this Agreement shall survive the Effective Time until the date that is 18 months from the Effective Time; provided, however, that (i) the representations and warranties made pursuant to Sections 3.10, 3.11 and 3.15 shall survive until the fourth anniversary of the Effective Time, (ii) the representations and warranties contained in Section 3.14 shall survive the Effective Time until the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof made before the Effective Time or with the consent of the Stockholders' Representative after the Effective Time, such consent not to be unreasonably withheld, which consent shall in no event be required for extensions of the statute of limitations resulting from extensions of the time to file Tax Returns for the Company for the 2003 and 2004 fiscal years) and (iii) the representations and warranties contained in Section 3.13(c) shall, with respect to any Intellectual Property used in or relating to an Earn Out Product Category, survive the Effective Time until 36 months after the first commercial sale in the United States (following receipt of applicable regulatory approvals or clearances) of an Earn Out Product that falls within that Earn Out Product Category. Neither the period of survival nor the liability of the Earn Out

Recipients with respect to the representations and warranties of the Company shall be reduced by any investigation made at any time by or on behalf of Parent. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Parent to the Stockholders' Representative, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

     (b) The representations and warranties of Parent, Scimed and Purchaser contained in this Agreement shall survive the Effective Time until the date that is 18 months from the Effective Time. Neither the period of survival nor the liability of Parent, Scimed and Purchaser with respect to Parent's, Scimed's and Purchaser's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Stockholders. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Stockholders' Representative to Parent, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

     SECTION 7.02 Indemnification by the Earn Out Recipients. Following the Effective Time, Parent, Scimed, Purchaser and their affiliates, and their respective officers, directors, employees, agents, successors and assigns (each a "Parent Indemnified Party") shall be indemnified and held harmless by the Earn Out Recipients, solely by means, and to the extent, of the Parent Indemnified Parties' right of offset against future Earn Out Payments pursuant to Section
7.06 for and against any and all losses, damages, costs and expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) actually suffered or incurred by them (hereinafter a "Loss"), arising out of or resulting from:

     (a) the breach of any representation or warranty made by the Company contained in this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material"), or "Material Adverse Effect" set forth therein);

     (b) the breach of any covenant or agreement by the Company contained in this Agreement;

     (c) the breach of any representation or warranty contained in Section 3.07(c);

     (d) without duplication of any Losses recovered or recoverable by a Parent Indemnified Party pursuant to Section 7.02(a) or (b), (i) 50% of all costs and expenses (including attorneys' and consultants' fees and expenses) arising out of or resulting from any Third Party Claim that alleges that any Earn Out Product infringes or misappropriates the Intellectual Property of a third party (an "Intellectual Property Claim"), or any actions taken by Parent or the Surviving Corporation in asserting counterclaims or taking any other reasonable actions in connection with an Intellectual Property Claim, (ii) 50% of any royalties payable to a third party in respect of an Intellectual Property Claim,
(iii) 50% or, in the case of the ANSI Litigation, 65% of all judgments, awards, damages or penalties determined by a court of competent jurisdiction to be payable by Parent or any of its affiliates in respect of an Intellectual Property Claim, (iv) 25%, or in the case of the ANSI Litigation, 50% of any amounts paid by Parent or any of its affiliates (other than royalties, which are covered by clause (ii) above) in respect of the settlement of an Intellectual Property Claim; provided, that, notwithstanding anything else in this

Agreement, any Off-Setting Amounts or Claimed Amounts resulting from clauses
(iii) and (iv) above shall be deducted in three equal installments from the next three Earn Out Payments unless there are fewer than three fiscal years remaining in the Earn Out Period, in which case any such Off-Setting Amounts or Claimed Amounts shall be deducted from the next Earn Out Payments in the number of equal installments equal to the number of fiscal years remaining; provided, further, that in the event that any such Earn Out Payment is less than the amount of the Off-Setting Amounts or Claimed Amounts, the shortfall shall be subtracted from the next Earn Out Payment, if any;

     (e) 50% of the positive difference between (x) the minimum royalties payable by the Company to the Alfred Mann Foundation pursuant to the Bion License Agreement as in effect on the date of this Agreement and (y) the royalties paid by the Surviving Corporation pursuant to the Bion License Agreement based on the applicable actual sales by the Surviving Corporation; or

     (f) Taxes imposed or assessed with respect to a taxable period (or portion of a taxable period) ending on or prior to the Effective Time that are (i) attributable to a Tax Return filed after the Effective Time in a manner consistent with the practices employed by the Company prior to the Effective Time, and (ii) in excess of the amounts shown as due on such Tax Return as filed; provided that, in the case of a corporate income Tax Return, Deloitte & Touche LLP shall be engaged for its preparation.

To the extent that the Earn Out Rights holders' undertakings set forth in this
Section 7.02 may be unenforceable, such holders shall permit the offset against future Earn Out Payments of the maximum amount that they are permitted to offset under applicable Law for the payment and satisfaction of all Losses incurred by Parent Indemnified Parties.

     SECTION 7.03 Indemnification by Parent. Following the Effective Time, the Stockholders and Optionholders and their affiliates, and their respective officers, directors, employees, agents, successors and assigns (each a "Stockholder Indemnified Party") shall be indemnified and held harmless by Parent for and against any and all Losses, arising out of or resulting from:

     (a) the breach of any representation or warranty made by Parent, Scimed or Purchaser contained in this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") set forth therein); or

     (b) the breach of any covenant or agreement by Parent, Scimed or Purchaser contained in this Agreement.

To the extent that Parent's undertakings set forth in this Section 7.03 may be unenforceable, Parent shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Stockholder Indemnified Parties.

     SECTION 7.04 Limits on Indemnification. (a) An Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.02(a) or 7.03(a), unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Indemnifying Party equals or exceeds $12,000,000 (the "Aggregate Threshold") in which case the Indemnifying Party shall be liable for all such Losses, (b) any Losses resulting from a single claim or a series of related claims arising out of an individual breach of any representation or warranty that totals less than the Per Claim Threshold shall be excluded in their entirety from indemnification pursuant to Section 7.02(a) and 7.03(a), and the Indemnified Party shall have no recourse for such Losses, and (c) the maximum amount of Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in (i) Section 7.02 shall be an amount equal to the Earn Out Payments not yet paid at the time any claim for indemnification is made or (ii) Section 7.03 shall be an amount equal to the Earn Out Payments not yet paid at the time any claim for indemnification is made plus, in the event the event giving rise to such indemnification claim is the failure by Scimed to pay, or cause to be paid, any Earn Out Payment then due or has resulted in any Earn Out Payment being less than it would have been if Parent, Scimed or Purchaser had complied with their obligations under this Agreement, the amount of such unpaid Earn Out Payment or the amount of such difference, as applicable, together, without duplication, with any reasonable costs, expenses and interest incurred by the Earn Out Recipients in pursuing such claims. The amount of any Loss shall be increased to take into account any Tax cost, and reduced to take account of the amount of any Tax benefit, actually realized by the Indemnified Party or any affiliate or group of affiliates of such Indemnified Party arising from the incurrence or payment of any such Loss. For the avoidance of doubt, Losses or other amounts paid in respect of an Intellectual Property Claim shall be excluded in their entirety in determining whether the Aggregate Threshold has been satisfied.

     SECTION 7.05 Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter other than a Third Party Claim which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

     (b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a "Third Party Claim") against it or which may give rise to a claim for Loss under this Article VII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would, in the reasonable judgment of counsel to the Indemnified Party, make it inappropriate for the same counsel to represent both the Indemnified Party and the

Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required at the expense of the Indemnifying Party and such counsel shall be entitled to full participation in the defense of or prosecution of counterclaims related to any such claim and the Indemnifying Party shall direct its counsel to reasonably cooperate in connection therewith; and provided, further that in respect of any matter relating to Intellectual Property or Taxes, Parent shall be entitled to retain its own counsel at its expense, Parent and such counsel shall be entitled to fully control the defense of, and the prosecution of counterclaims related to, any such claim, and Parent shall direct its counsel to reasonably cooperate with counsel of the Indemnifying Party in connection therewith. Notwithstanding anything herein to the contrary, in the event of any Third Party Claim brought by, on behalf of or for the benefit of any affiliate of the Indemnifying Party, then the Indemnified Party shall control the defense thereof, at the expense of the Indemnifying Party, notwithstanding the Indemnifying Party's obligation to indemnify the Indemnified Party therefor. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

     (c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the right, at its expense, to control any Tax audits or Tax proceedings with respect to issues relating to a potential claim relating to Taxes for which Parent would be liable. Furthermore, the Stockholders' Representative shall not enter into any compromise or agree to settle any claim pursuant to a Tax audit or Tax proceeding which would adversely affect Parent, the Company, its Subsidiaries or their affiliates for a subsequent taxable period without the written consent of Parent.

     SECTION 7.06 Hold-back and Set-off of Losses Against Earn Out Payments. (a) If a Parent Indemnified Party has made a claim for indemnification for a specified amount with respect to any Loss in accordance with this Article VII, and (i) the Stockholders' Representative shall not have objected to the amount claimed by Parent Indemnified Party for indemnification with respect to such Loss in accordance with the procedures set forth in this Article VII or (ii) the Stockholders' Representative shall have delivered notice of its disagreement as to the amount of any indemnification requested by the Parent Indemnified Party and either (A) the Stockholders' Representative and the Parent Indemnified Party shall have, subsequent to the giving of such notice, mutually agreed that the Earn Out Recipients are obligated to indemnify the Parent Indemnified Party for a specified amount or (B) a final nonappealable judgment shall have been rendered in the Parent Indemnified Party's favor for a specified amount by the court having jurisdiction over the matters relating to such claim by the Parent Indemnified Party for indemnification from the Earn Out Recipients, then each such specified amount shall constitute an "Off-Setting Amount."

     (b) If a Parent Indemnified Party has made a claim for indemnification with respect to any Loss in accordance with this Article VII, and such claim has not been resolved in accordance with Section 7.06(a), then an amount in respect of such claim, as reasonably determined by Parent in its good faith judgment to be an appropriate amount, taking into account, among other things, the likely amount of future Earn Out Payments, shall constitute a "Claimed Amount". If the final amount of such claim as agreed by Parent and the Stockholders' Representative or as determined by a final nonappealable judgment is less than the Claimed Amount in respect thereof, Scimed shall, within 10 business days of such determination, pay or cause to be paid (i) the difference between the Claimed Amount and such finally determined amount, plus (ii) interest at an annual rate of 500 basis points plus the then-current rate under the then-outstanding principal revolving credit agreement of Parent (or, if no such agreement exists at such time, the rate at which Parent could enter into a similar agreement with a nationally recognized, third-party commercial lender), adjusted every six months thereafter until the claim is finally determined, for the period between the applicable Payment Date and the date such amount is paid to the Earn Out Recipients in accordance with this Section 7.06(b).

     (c) If Parent or its Subsidiaries receives a bona fide offer ("Bona Fide Offer") from any third party other than a Subsidiary pursuant to which Parent or its Subsidiaries proposes to sell, or otherwise dispose of or transfer, directly or indirectly, through merger, consolidation, or otherwise in any transaction or series of transactions, 50% or more of the outstanding shares of common stock or other voting securities, all or substantially all of the assets of the Surviving Corporation, or any of the Surviving Corporation's Intellectual Property that is material to any Earn Out Product, and such Bona Fide Offer has been approved by Mr. Tobin (or his successor as Chief Executive Officer) over the objection of the Executive Board pursuant to Section 5.04(g)(i), then the Earn Out Recipients (acting through the Stockholders' Representative) shall have a right to purchase such interest in the Surviving Corporation or its assets that is the subject of the Bona Fide Offer on the same terms, including price, as the Bona Fide Offer. Parent shall, promptly after its receipt of a Bona Fide Offer, notify the Stockholders' Representative in writing of the terms and conditions of such offer (the "Offer Notice"). If the Stockholders' Representative does not, within twenty-five business days of its receipt of the Offer Notice, notify Parent in writing of the determination of the Earn Out Recipients to purchase such interest or assets on such terms, the Earn Out Recipients shall forfeit all rights under this Section 7.06(c) with respect to such Bona Fide Offer.

     SECTION 7.07 Treatment of Adjustments. The Earn Out Recipients, on the one hand, and Parent and Scimed, on the other hand, agree that all payments made by or on behalf of either of them to or for the benefit of the other (including any payments to the Company or its Subsidiaries) under this Article VII shall be treated as adjustments to the consideration payable pursuant to this Agreement for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

     SECTION 7.08 Exclusive Remedy. Except in respect of remedies for fraud by a party or as provided in Section 8.08, (a) the indemnification set forth in this Agreement shall be the exclusive remedy of the parties with respect to each other related to the subject matter of this Agreement, and each party waives any other statutory, equitable or common law remedy that such party would otherwise have for any claim related to this Agreement or any breach of this Agreement, and (b) no Parent Indemnified Party shall have any rights or claims whatsoever related to the subject matter of this Agreement, including in respect of indemnification obligations, against Bionics Trust or any Earn Out Recipient other than the right to offset against as yet unpaid Earn Out Payments as described in Section 7.06. With respect to any claim related to the subject matter of this agreement, in no event shall any party be liable for special, incidental, indirect, punitive or consequential damages, whether or not caused by or resulting from the negligence of such party.


                                  ARTICLE VIII
                               GENERAL PROVISIONS

     SECTION 8.01 Fees and Expenses. Except as otherwise specified in this Agreement, all costs and expenses, incurred in connection with this Agreement and the Transactions shall be paid, in the case of the Company, by the Company, and in the case of Parent, Scimed or Purchaser, by Parent, whether or not the Effective Time shall have occurred.

     SECTION 8.02 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by an instrument in writing signed by each of the parties hereto.

     SECTION 8.03 Waiver. Any (a) extension of the time for the performance of any obligation or other act of any party hereto, (b) waiver of any inaccuracy in the representations and warranties of any party contained herein or in any document delivered pursuant hereto or (c) waiver of compliance with any agreement of any party or any condition to its own obligations contained herein shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt as conclusively determined by the date shown on a signed receipt for such notice) by delivery in person, by overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.04):

                        if to Parent, Scimed or Purchaser:

                                    One Boston Scientific Place
                                    Natick, Massachusetts  01760-1537
                                    Facsimile No:  (508) 650-8951
                                    Attention:  General Counsel
                        with a copy to:

                                    Shearman & Sterling LLP
                                    599 Lexington Avenue
                                    New York, New York  10022
                                    Facsimile No:  (212) 848-7179
                                    Attention:  Clare O'Brien

                        and a copy to:

                                    Advanced Bionics Corporation
                                    Mann Biomedical Park
                                    25129 Rye Canyon Loop
                                    Valencia, CA  91355
                                    Facsimile No:  (661) 362-1700
                                    Attention:  General Counsel

                        if to the Stockholders' Representative or Bionics Trust:

                                    The Stockholders' Representative or Bionics
                                    Trust (as the case may be)
                                    Advanced Bionics Corporation
                                    Mann Biomedical Park
                                    25129 Rye Canyon Loop
                                    Valencia, CA  91355
                                    Facsimile No:  (661) 362-1700
                                    Attention:  Alfred E. Mann
                                                Jeffrey H. Greiner

                                    with a copy to:

                                    Alfred E. Mann
                                    14175 Mulholland Drive
                                    Beverly Hills, CA  90210

                                    Jeffrey H. Greiner
                                    22530 Jeniel Court
                                    Santa Clarita, CA  91355

                                    David MacCallum
                                    Outer Islands Capital
                                    153 East 53rd St.
                                    NY, NY 10022
                        and:

                                    O'Melveny & Myers LLP
                                    400 South Hope Street
                                    Los Angeles, CA 90071
                                    Facsimile No:  (213) 430-6407
                                    Attention:  C. James Levin

     SECTION 8.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

     SECTION 8.06 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any party hereto, except that Parent, Scimed and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 8.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

     SECTION 8.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York. In the event that jurisdiction is not available in any federal court sitting in the Borough of Manhattan of The City of New York, the parties agree that all such actions and proceedings shall be heard in the state courts of Delaware located in the City of Wilmington. The parties hereto hereby (a) submit to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto (subject to the preceding sentence), and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

     SECTION 8.10 Representations and Warranties of the Bionics Trust. The Bionics Trust hereby represents and warrants to Parent, Scimed and Purchaser as follows:

     (a) (i) The Bionics Trust is a legal entity duly organized and validly existing under the laws of the jurisdiction of its formation; (ii) the execution and delivery of this Agreement by the Bionics Trust has been duly and validly authorized by all necessary trust action; (iii) no other proceedings on the part of the Bionics Trust are necessary to authorize this Agreement; and (iv) the execution and delivery of this Agreement by the Bionics Trust does not conflict with or violate the Trust Agreement.

     (b) The execution and delivery of this Agreement by the Bionics Trust do not (i) conflict with or violate any Law applicable to the Bionics Trust or by which any property or assets of the Bionics Trust are bound or affected, (ii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Bionics Trust pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, or (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

     SECTION 8.11 Representations and Warranties of the Stockholders' Representative. Each of the persons constituting the Stockholders' Representative hereby represents and warrants to Parent, Scimed and Purchaser that such person has all necessary power and authority to execute and deliver this Agreement and that, assuming the due execution and delivery of this Agreement by the other parties to this Agreement, this Agreement has been duly executed and delivered by such Stockholders' Representative.

     SECTION 8.12 Payment Obligations. Parent shall cause Scimed to fulfill, and shall be jointly and severally liable for, all obligations of Scimed in this Agreement.

     SECTION 8.13 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.13.

     SECTION 8.14 Headings; Certain Construction Rules. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a "Section," "Article," or

"Exhibit" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 8.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Scimed, Purchaser, the Company, the Stockholders' Representative and the Bionics Trust have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                BOSTON SCIENTIFIC CORPORATION


                                By  /s/ Lawrence C. Best
                                   ------------------------------------
                                    Name: Lawrence C. Best
                                    Title: Chief Financial Officer



                                SCIMED LIFE SYSTEMS, INC.


                                By  /s/ Lawrence C. Best
                                   ------------------------------------
                                    Name: Lawrence C. Best
                                    Title: Chief Financial Officer



                                CLAUDE ACQUISITION CORP.


                                By  /s/ Lawrence J. Knopf
                                   ------------------------------------
                                    Name: Lawrence J. Knopf
                                    Title: Vice President



                                ADVANCED BIONICS CORPORATION


                                By  /s/ Alfred E. Mann
                                   ------------------------------------
                                    Name: Alfred E. Mann
                                    Title: Chairman of the Board and Co-Chief
                                           Executive Officer


                                STOCKHOLDERS' REPRESENTATIVE


                                By  /s/ Alfred E. Mann
                                   ------------------------------------
                                    Name: Alfred E. Mann

                                STOCKHOLDERS' REPRESENTATIVE


                                By  /s/ Jeffrey H. Greiner
                                   ------------------------------------
                                    Name: Jeffrey H. Greiner



                                BIONICS TRUST


                                By  /s/ Alfred E. Mann
                                   ------------------------------------
                                    Name: Alfred E. Mann, Trustee


                                By  /s/ Jeffrey H. Greiner
                                   ------------------------------------
                                    Name: Jeffrey H. Greiner, Trustee

                                STOCKHOLDERS' REPRESENTATIVE


                                By  /s/ David MacCallum
                                   ------------------------------------
                                    Name: David MacCallum